UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ManTech International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12015 Lee Jackson Highway

Fairfax, VA 22033-3300

April 1, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of ManTech International Corporation, which will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Thursday, May 12, 2011, at 11 am (EDT).

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement, and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

George J. Pedersen

Chairman of the Board and Chief Executive Officer

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2011

The 2011 Annual Meeting of Stockholders (Annual Meeting) of ManTech International Corporation, a Delaware corporation (the Company), will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Thursday, May 12, 2011, at 11 am (EDT), for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect nine (9) persons as directors of the Company, each to serve for a term of one year, or until their respective successors shall have been duly elected and qualified;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934;

3.

To hold a non-binding advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934;

4.	To approve our Management Incentive Plan, as amended and restated;

5.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 15, 2011 (Record Date) are entitled to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders during the ten days prior to the Annual Meeting, between the hours of 9 am and 5 pm (EDT), at the offices of the Company at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card, and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.

The proxy statement and form of proxy are being mailed on or about April 1, 2011.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 1, 2011

Important Notice Regarding Availability of Proxy Materials for ManTech’s

Annual Meeting of Stockholders to be Held on May 12, 2011:

The Proxy Statement, our Proxy Card and our Annual Report to Shareholders are available at

http://www.mantech.com/IR/SEC-Proxy.asp

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

PROXY STATEMENT FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the Board) of ManTech International Corporation (the Company) is soliciting proxies to be voted at the 2011 Annual Meeting of Stockholders (Annual Meeting) to be held on Thursday, May 12, 2011, at 11 am (EDT), at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, and at any adjournments or postponements thereof.

The mailing address of our principal executive offices is 12015 Lee Jackson Highway, Fairfax, VA 22033-3300. This proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the enclosed proxy card are first being mailed to our stockholders on or about April 1, 2011 (Mailing Date).

GENERAL INFORMATION

The Board is soliciting proxies to be voted at the Annual Meeting. When we ask you for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

At the Annual Meeting, we will ask you to consider and vote on the following matters:

1.	To elect nine (9) persons as directors of the Company, each to serve for a term of one year, or until their respective successors shall have been duly elected and qualified;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934;

3.

To hold a non-binding advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934;

4.	To approve our Management Incentive Plan, as amended and restated; and

5.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy, George J. Pedersen and Jeffrey S. Brown, with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their discretion and best judgment.

Record Date and Stockholders Entitled to Vote

Record Date	Stockholders as of the close of business on March 15, 2011 (Record Date) may vote at the Annual Meeting.

Our Stock	We have two classes of outstanding stock: our Class A common stock and our Class B common stock. As of March 15, 2011, a total of 36,612,400 shares were outstanding: 23,337,055 shares of Class A common stock and 13,275,345 shares of Class B common stock. Holders of Class A common stock are entitled to one vote for each share of Class A common stock they hold on the Record Date. Holders of Class B common stock are entitled to ten votes for each share of Class B common stock they hold on the Record Date.

Voting Requirements and Other Matters

Quorum

The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

How to Vote	You can only vote your shares at the Annual Meeting if you are present either in person or by proxy.

If you vote by mail, you must sign and date each proxy card that you receive, and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return a proxy card that is not signed, then your vote cannot be counted. If you return a proxy card that is signed and dated, but you do not specify voting instructions, we will vote on your behalf as follows:

➢	FOR the election of the nine (9) directors nominated by our Board and named in this proxy statement (Proposal 1 – Election of Directors);
➢	FOR the resolution approving the compensation of our named executive officers (Proposal 2 – Say on Pay);
➢	For the frequency of every THREE YEARS for holding an advisory vote on named executive officer compensation (Proposal 3 – Say on Frequency);
➢	FOR the approval of our Management Incentive Plan, as amended and restated (Proposal 4 – Approval of MIP); and
➢	FOR the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm (Proposal 5 – Ratification of Auditors).

You may vote your shares in person at the Annual Meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

Voting ESOP Shares

Stockholders who are current or former employees participating in our Employee Stock Ownership Plan (ESOP) and have shares of our stock allocated to their account as of the Record Date have the right to direct the plan trustee on how to vote their shares. If you do not send instructions to the plan trustee in a proper manner, or if the instructions are not timely received, the trustee will not vote the shares allocable to your account.

Broker Non-Votes

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. For Proposals 1, 2, 3, and 4 or for any other non-routine matter to come before the Annual Meeting, if you do not give instructions, the broker may not vote your shares at all (a broker non-vote). If you do not give instructions for Proposal 5, which is considered a routine matter, the broker may vote your shares in its discretion.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes cast or votes present in person or represented by proxy. Thus, a broker non-vote will not impact our ability to obtain a quorum or otherwise affect the outcome of votes on the above proposals.

Revoking Your Proxy

If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by (i) delivering written notice to our Corporate Secretary at our principal executive offices before the Annual Meeting; (ii) executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive offices; or (iii) voting in person at the Annual Meeting.

Votes Required	Approval of each of the proposals submitted to a vote at the Annual Meeting is subject to the affirmative vote requirement shown in the table below.

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1–Election of Directors	Plurality	No

Proposal 2–Say on Pay	Majority	No

Proposal 3–Say on Frequency	Plurality	No

Proposal 4–Approval of MIP	Majority	No

Proposal 5–Ratification of Auditors	Majority	Yes

“Plurality” will be determined with respect to votes cast on a particular proposal. If you vote ABSTAIN on any proposal requiring a Plurality, your vote will not be counted in determining the number of votes cast. “Majority” will be determined with respect to votes present in person or represented by proxy, and entitled to vote. If you vote ABSTAIN on any proposal requiring a Majority, your vote will have the same effect as a vote AGAINST that proposal.

Tabulation of Votes

Mr. Michael R. Putnam, our Senior Vice President, Corporate and Regulatory Affairs, has been appointed inspector of elections for the Annual Meeting. Mr. Putnam will separately tabulate the affirmative votes, negative votes, abstentions, and broker non-votes with respect to each of the proposals.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will disclose the final results on a Form 8-K that we file with the Securities and Exchange Commission (SEC) within four business days following the Annual Meeting.

Ownership by Insiders

As of March 15, 2011, our directors and executive officers beneficially owned an aggregate of 422,099 shares of Class A common stock (such number includes shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that may be exercised prior to May 14, 2011) and 13,275,345 shares of Class B common stock, which together constitute approximately 37% of our outstanding common stock and 85.1% of the voting control of common stock entitled to vote at the Annual Meeting.

Solicitation

The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees, and fiduciaries forward our solicitation materials to beneficial owners of our common stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing, and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has established and adopted guidelines that it follows in matters of corporate governance (Corporate Governance Guidelines). These Corporate Governance Guidelines assist the Board in the exercise of its responsibilities and provide a framework for the efficient operation of our Company, consistent with the best interests of our stockholders and applicable legal and regulatory requirements. The Nominating and Corporate Governance Committee reviews and reassesses the adequacy of the Corporate Governance Guidelines on an annual basis. We have posted a current copy of our Corporate Governance Guidelines, which was last amended in January 2011, on the Corporate Governance page in the Investors Relations section of our website at www.mantech.com (our Website).

Director Independence

The Board is comprised of a majority of directors who are independent from management. Each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is comprised entirely of independent directors.

The Board has conducted an evaluation of director independence, based on the independence standards applicable to Nasdaq-listed companies and applicable SEC rules and regulations. In the course of the Board’s evaluation of the independence of each non-management director, the Board considered any transactions, relationships, and arrangements between each such director (or any member of his or her immediate family) and the Company, its subsidiaries, and its affiliates. The purpose of this evaluation was to determine whether any relationships or transactions exist that could be inconsistent with a determination by the Board that the director has no relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

As a result of this evaluation, the Board has affirmatively determined that the following directors nominated for election at the Annual Meeting are independent of the Company and its management under the above referenced standards and regulations:

➢ Mary K. Bush	➢ Richard J. Kerr
➢ Barry G. Campbell	➢ Kenneth A. Minihan
➢ Walter R. Fatzinger, Jr.	➢ Stephen W. Porter
➢ David E. Jeremiah

The Board determined that George J. Pedersen, our Chairman of the Board and Chief Executive Officer, is not independent because he is employed by the Company.

The Board determined that Richard L. Armitage is not independent because his brother-in-law is a partner with the Company’s independent auditors, Deloitte & Touche LLP.

Board Leadership Structure

The Board believes that no single leadership model is right for all companies at all times. Depending on the circumstances, different leadership models might be appropriate. Our Corporate Governance Guidelines do not require the role of Chief Executive Officer and Chairman of the Board to be separate or combined. The Board’s policy as to whether the role of the Chief Executive Officer and Chairman of the Board should be separate or combined is to adopt the practice that best serves the Company at any point in time. The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer, and has coupled this with a Presiding Independent Director to further strengthen our governance structure. The Board believes this structure provides an effective and efficient leadership model for the Company at this time. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.

Because we have combined the Chairman and CEO roles, pursuant to our Corporate Governance Guidelines, our independent directors have designated Mr. Campbell to serve as the Presiding Independent Director. Mr. Campbell’s duties as Presiding Independent Director include:

➢	Coordinating the activities of the independent directors (or non-management directors, in certain circumstances);

➢	Calling for meetings or sessions of the independent directors (or non-management directors, in certain circumstances) and coordinating the agenda for such sessions;

➢	Facilitating communications and functioning as principal liaison on Board-wide issues between the independent directors and the Chairman of the Board; and

➢	When necessary, recommending the retention of outside advisors and consultants who report directly to the Board.

Board and Committee Executive Sessions and Independent Directors Meetings

The independent directors (or non-management directors, in certain circumstances) of the Board regularly meet in executive session without the presence of management following the adjournment of Board meetings. The Board holds no fewer than two independent directors meetings annually. The major standing committees of the Board (including the Audit, Compensation, and Nominating and Corporate Governance Committees) also regularly meet in executive session. As Presiding Independent Director, Mr. Campbell presides over executive sessions and meetings of our independent directors (or non-management directors, in certain circumstances), and the committee chairmen preside over executive sessions of their respective committees.

Board’s Role in Risk Oversight

The Board oversees the management of risks inherent in the operation of the Company’s business. The Board oversees the management of risk principally through the Audit Committee. Among other activities, the Audit Committee oversees the Company’s enterprise risk management program. The Board has delegated the responsibility for oversight of certain of the Company’s business activities, particularly those designated as classified by the U.S. government or which otherwise present a potential significant risk to the Company, to its Special Programs Oversight Committee. Additionally, the Board has delegated the responsibility for overseeing the assessment of risks associated with the Company’s compensation policies and programs to its Compensation Committee. Each of these committees receives and discusses reports regularly with members of management who are responsible for applicable day-to-day risk management functions of the Company. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Board and Committee Self-Evaluations

Each of the Board and the Audit, Compensation, and Nominating and Corporate Governance Committees conducts an annual self-evaluation. These evaluations are designed to foster candid discussion regarding the adequacy and effectiveness of the Board and its committees, including an assessment of the performance of individual Board and committee members. The Nominating and Corporate Governance Committee is charged with responsibility for overseeing the evaluation process, and reviews the results of such self-evaluations (as reported by the Chairman of the Board and committee chairmen) in making recommendations regarding the nomination of incumbent directors for re-election to the Board and committee composition for each Board term.

Director Nominations

The Nominating and Corporate Governance Committee, which is comprised entirely of independent directors, is responsible for reviewing the qualifications of potential director nominees, and then recommending director candidates for nomination by the Board. Our Nominating and Corporate Governance Committee operates under a written charter that is available on the Corporate Governance page of our Website.

The Nominating and Corporate Governance Committee generally identifies and attracts candidates through its own efforts, and it believes that this method has been effective. However, if in the future the Board determines that it is in the Company’s best interest to use the services of a consultant or a search firm to assist with the identification and selection process, it will do so.

We do not have a formal policy regarding the consideration of diversity in identifying potential director nominees. However, the Nominating and Corporate Governance Committee considers diversity in its broadest sense when evaluating candidates, and evaluates its consideration of diversity as part of the annual self-evaluation process. Our Corporate Governance Guidelines direct that the evaluation of nominees should include (but not be limited to) an assessment of whether a nominee would provide the Board with a diversity of viewpoints, backgrounds, experiences, and other demographics. The Nominating and Corporate Governance Committee has a policy regarding the consideration of director candidates recommended by our stockholders (Nominations Policy). The Nominations Policy describes the circumstances pursuant to which the Nominating and Corporate Governance Committee will consider Board candidates recommended by our stockholders. The Nominations Policy also describes the procedures to be followed by such stockholders in submitting their recommendations. We have made the Nominations Policy available on the Corporate Governance page of our Website.

Generally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders who beneficially own at least 1% of our outstanding stock at the time of recommendation (Qualifying Stockholder). Qualifying Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee may do so by submitting a completed Stockholder Recommendation of Candidate for Director Form (Recommendation Form), which is embedded in the Nominations Policy posted on our Website.

Qualifying Stockholders wishing to recommend a nominee for election as director at the next annual meeting of stockholders must submit their completed Recommendation Form at least 120 days in advance of the one-year anniversary of the date of the mailing of this proxy statement. The Nominating and Corporate Governance Committee will only evaluate a candidate if he or she has indicated a willingness to serve as a director and cooperate with the evaluation process.

Code of Ethics

This year, we revised our Standards of Ethics and Business Conduct, which sets forth the policies comprising our code of conduct. The policies in our Standards of Ethics and Business Conduct satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions, as well as Nasdaq’s requirements for a code of conduct applicable to all directors, officers, and employees. Among other principles, our Standards of Ethics and Business Conduct includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Standards of Ethics and Business Conduct is available on the Corporate Governance page of our Website. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. We intend to use our Website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

Communication with Directors

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee, or the Board of Directors generally, by writing to the following address: ManTech International Corporation Board of Directors, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee, or the full Board of Directors, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all of our directors to attend our annual meeting of stockholders, and we strongly encourage all of them to do so. In furtherance of this policy, we have scheduled one of our regularly scheduled Board meetings on the same day as the Annual Meeting. In 2010, all of our directors except Messrs. Armitage and Jeremiah attended our annual meeting of stockholders.

Availability of Corporate Governance Documents

We have made available on the Corporate Governance page in the Investor Relations section of our Website a number of important documents related to our governance practices, including:

➢	Corporate Governance Guidelines;

➢	Charters of all six of our standing Board Committees;

➢	Certificate of Incorporation and Bylaws;

➢	Code of Ethics (Standards of Ethics and Business Conduct);

➢	Related Party Transactions Policy;

➢	Stock Option Grant Policy; and

➢	Formal policy regarding the consideration of director candidates recommended by stockholders.

We will also make these materials available in print format to any requesting stockholder.

BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board is currently comprised of nine members, each of whom serves for a one-year term that expires at the Annual Meeting. Additional information about each of our directors can be found below under Proposal 1 – Election of Directors. Set forth below are details regarding each of the Board’s standing committees, director attendance at board and committee meetings, and the compensation of our non-employee directors.

Committees of the Board of Directors

The Board currently has six standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Retirement Plan Committee, Special Programs Oversight Committee, and Executive Committee.

The Board may establish other committees from time to time. A more detailed discussion of each committee’s composition, purpose, objectives, authority, and responsibilities can be found in its charter, which we make available on the Corporate Governance page of our Website.

Audit Committee

The primary functions of the Audit Committee are to oversee (i) the integrity of our financial statements, (ii) our accounting and financial reporting processes, and (iii) audits of our financial statements. The Audit Committee was established in accordance with applicable provisions of the Securities Exchange Act of 1934, as amended (Exchange Act). Our Audit Committee operates under a written charter that is available on the Corporate Governance page of our Website. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The charter was most recently revised and amended in March 2010.

The Board annually reviews the qualifications of our Audit Committee members in light of the Nasdaq listing standards’ definition of independence for audit committee members and applicable SEC rules and regulations. The Board has determined that each member of our Audit Committee is independent, as director independence is specifically defined with respect to audit committee members under the Nasdaq listing standards and applicable SEC rules and regulations.

The Board has also determined that the Company has at least one audit committee financial expert serving on the Audit Committee. The Board has identified Messrs. Campbell and Fatzinger, and Ms. Bush as members of the Audit Committee who (i) qualify as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee, and (ii) satisfy the financial sophistication requirement of the Nasdaq listing standards. All of our Audit Committee members have a working familiarity with basic finance and accounting practices.

During 2010, the Audit Committee held six meetings. The Audit Committee is currently comprised of four directors: Messrs. Campbell, Fatzinger, and Kerr, and Ms. Bush. Mr. Campbell serves as Chairman of the Audit Committee.

Compensation Committee

The primary functions of the Compensation Committee are to (i) oversee the determination, implementation, and administration of the remuneration (including salary, incentive cash payments, bonuses, equity compensation, and perquisites) of all directors and executive officers of the Company, (ii) review and approve all equity compensation to be paid to other Company employees, and (iii) administer the Company’s stock-based compensation plans. For 2010, the Compensation Committee retained Ernst & Young LLP (E&Y) as the Compensation Committee’s independent compensation consultant to assist with its executive compensation-related responsibilities. The services provided by E&Y in its capacity as the Compensation Committee’s independent compensation consultant included supporting the design of our executive incentive compensation programs, providing market consensus data for each of our executive officers, and assisting the Compensation Committee in evaluating the compensation of our non-employee directors.

From time to time, with the consent of the Compensation Committee, the Company’s management has retained personnel at E&Y to perform services that are not related to work performed as the Compensation Committee’s independent compensation consultant (Additional Services), such as conducting financial due diligence in connection with certain merger and acquisition transactions. E&Y receives a fee for the Additional Services. Other than its work for the Compensation Committee, E&Y does not provide any executive, director or other compensation consulting services to the Company, and is not the Company’s auditor. During 2010, the Company’s management engaged E&Y to perform the following Additional Services: due diligence support on acquisitions and tax-related services. The Compensation Committee has approved the Company’s future use of E&Y for these and other projects, including consulting and advisory services with respect to the Company’s internal systems and, as directed by the chairman of the Compensation Committee, consulting and advisory services related to compensation of the Company’s non-executive officers.

During 2010, the Company paid E&Y the following fees for its services:

➢ Compensation Consulting Services	$93,015
➢ Additional Services	$407,784

Based on its ongoing review of these relationships, as well as policies and procedures implemented by the Compensation Committee and E&Y, and other factors that the Compensation Committee determines to be relevant, the Compensation Committee has concluded that the compensation consulting advice it receives from E&Y is objective and not influenced by E&Y’s other relationships with the Company.

All members of the Compensation Committee are independent directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. All committee members also qualify as “non-employee directors” under Section 16 of the Exchange Act, and as “outside directors” under Section 162(m) of the Internal Revenue Code. During 2010, the Compensation Committee held seven meetings. At the direction of the Compensation Committee, certain members of management attend each meeting. The Compensation Committee also meets regularly in executive session without management present. The Compensation Committee is currently comprised of three directors: Messrs. Fatzinger, Campbell, and Jeremiah. Mr. Fatzinger serves as chairman of the Compensation Committee.

The Company’s processes and procedures for the consideration and determination of director and executive compensation (including the roles of the Compensation Committee, management, and the Compensation Committee’s independent compensation consultant) are discussed below in the sections Compensation of Non-Employee Directors and Compensation Discussion and Analysis, respectively.

Nominating and Corporate Governance Committee

The two primary functions of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, and recommend persons for the Board to select as nominees for election to the Board, and (ii) to oversee the Company’s corporate governance policies and procedures, and periodically review the Company’s Corporate Governance Guidelines. All members of the Nominating and Corporate Governance Committee are independent directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. During 2010, the Nominating and Corporate Governance Committee held three meetings. The Nominating and Corporate Governance Committee is currently comprised of four directors: Messrs. Porter, Campbell, Kerr, and Minihan. Mr. Porter serves as chairman of the Nominating and Corporate Governance Committee.

Retirement Plan Committee

The primary function of the Retirement Plan Committee is to oversee the activities of a management committee that administers the Company’s tax-qualified and non-qualified retirement plans. In 2010, the Retirement Plan Committee held five meetings. The Retirement Plan Committee is currently comprised of four directors: Messrs. Fatzinger, Armitage, and Campbell, and Ms. Bush. Mr. Fatzinger serves as chairman of the Retirement Plan Committee.

Special Programs Oversight Committee

The primary function of the Special Programs Oversight Committee is to provide oversight of certain of the Company’s business activities involving programs designated as classified by the United States government, and related matters. The Special Programs Oversight Committee may also review programs that, in its judgment, present a potential significant risk to the Company. In 2010, the Special Programs Oversight Committee held two formal meetings. The Special Programs Oversight Committee is currently comprised of five directors: Messrs. Kerr, Armitage, Jeremiah, Minihan, and Pedersen. Mr. Kerr serves as chairman of the Special Programs Oversight Committee.

Executive Committee

The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee is authorized to exercise the powers of the Board in managing the affairs of the Company during intervals between Board meetings, when Board action is necessary or desirable but convening a special Board meeting is not warranted or practical. In 2010, the Executive Committee held one meeting. Currently, the Executive Committee is comprised of four directors: Messrs. Pedersen, Armitage, Fatzinger, and Porter. Mr. Pedersen serves as chairman of the Executive Committee.

Attendance at Board and Committee Meetings

In addition to the committee meetings set forth above, our Board met eight times in 2010. During 2010, each of our incumbent directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served (during the period that such person served as a director or committee member, as applicable).

Setting Compensation of Non-Employee Directors

Our Compensation Committee sets compensation for the Company’s non-employee directors. The Compensation Committee generally reviews non-employee director compensation on an annual basis. In conducting this review, the Compensation Committee receives input on market trends for non-employee director compensation from its independent compensation consultant, including with respect to the Company’s compensation peer group (as set forth in the Compensation Discussion & Analysis section of this proxy statement); however, the Committee does not target non-employee director compensation at any particular percentile or percentile range of the market data. A substantial portion of the non-employee directors’ compensation is payable in the form of stock-based compensation, in order to align the interests of the directors with those of the Company’s shareholders.

We do not compensate Mr. Pedersen for his service on the Board or any committee of the Board. In certain circumstances, members of the Board may receive reimbursement for certain expenses incurred in connection with attending Board or committee meetings. For the current Board term (which began in May 2010), the Compensation Committee decided not to make any changes to non-employee director cash compensation levels from those approved for the prior Board term. In prior years, annual equity grants to non-employee directors were made in the form of stock options. However, for 2010 the Compensation Committee decided that the annual equity grant to non-employee directors should be made in the form of restricted stock. This decision was based on a combination of factors, including the current option holdings of each director and market trends for boards in our industry. The compensation paid in 2010 to the non-employee directors for their services are reflected in the tables that follow.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The tables and footnotes below reflect the compensation and other fees paid in 2010 to our non-employee directors for their services.

Name (a)	Fees Paid in Cash[1] ($) (b)	Stock Awards[2] ($) (c)	Total ($) (d)
Richard L. Armitage	80,500	86,900	167,400
Mary K. Bush	74,875	86,900	161,775
Barry G. Campbell	130,000	86,900	216,900
Walter R. Fatzinger, Jr.	121,000	86,900	207,900
David E. Jeremiah	77,500	86,900	164,400
Richard J. Kerr	96,500	86,900	183,400
Kenneth A. Minihan	74,500	86,900	161,400
Stephen W. Porter	87,500	86,900	174,400

[1]	The following table presents the compensation we currently pay to our non-employee directors for their service on our Board and our various standing committees of the Board:

	Annual Retainer (Director/Member)	Additional Annual Retainer (Chairperson)	Meeting Fee
Board of Directors	$50,000	N/A	$1,500 for each meeting that is attended
Audit Committee	$12,500	$20,000	$1,500 for each meeting in excess of 4 per Board term
Compensation Committee	$7,500	$10,000	$1,500 for each meeting in excess of 4 per Board term
Nominating and Corporate Governance Committee	$7,500	$7,500	$1,500 for each meeting in excess of 4 per Board term
Retirement Plan Committee	$5,000	$5,000	$1,500 for each meeting in excess of 4 per Board term
Special Programs Oversight Committee	$5,000	$5,000	$1,500 for each meeting in excess of 4 per Board term
Executive Committee	$10,000	N/A	$1,500 for each meeting in excess of 4 per Board term
Presiding Independent Director	$5,000	N/A	N/A

[2]

The amounts in this column reflect the aggregate fair market value of the restricted stock award granted on May 12, 2010, as computed in accordance with ASC Topic 718, Compensation – Stock Compensation. In 2010, each non-employee director received a grant of restricted stock for 2,000 shares of Class A Common Stock, with a grant price of $43.45 per share (closing price of our common stock on the Nasdaq stock market on the date of grant, May 12, 2010). Each non-employee director had stock awards in the amount of 2,000 shares of restricted stock outstanding as of December 31, 2010. The non-employee directors were not granted any option awards during 2010. The non-employee directors had option awards outstanding as of December 31, 2010 as follows: Mr. Armitage (29,500), Ms. Bush (25,833), Mr. Campbell (21,667), Mr. Fatzinger (49,500), Mr. Jeremiah (42,500), Mr. Kerr (49,500), Mr. Minihan (32,500), and Mr. Porter (49,500).

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

The Board has nominated each of the current directors to serve as a director until the 2012 Annual Meeting of Stockholders. Each nominee is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If any nominee should become unavailable for election or is unable to be a candidate when the election takes place (or otherwise declines to serve), the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate that any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors, or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders.

Information Regarding the Nominees for Election as Directors

The name and age (as of the Mailing Date) of each nominee for election as director, as well as certain additional information concerning each nominee’s principal occupation, other affiliations, and business experience during the last five years, are set forth below.

The Board has concluded that each of the incumbent directors should be nominated for re-election based on the specific experience, qualifications, attributes, and skills identified in the biographical information below, in light of the Company’s business and structure.

Nominees for Election as Director

Name	Age	Director Since

George J. Pedersen	75	1968

Mr. Pedersen is a co-founder, Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Pedersen has served as a Director of ManTech since 1968, was appointed Chairman of the Board of Directors in 1979, and was named Chief Executive Officer in 1995. Mr. Pedersen was also President of the Company from 1995 until 2004. Mr. Pedersen has served on the board of directors of GSE Systems, Inc. (NYSE Amex: GVP), which provides simulation and training solutions for the electric power, oil and gas, and chemical process industries, since 1994. Mr. Pedersen is also on the board of directors of industry associations, including the National Defense Industrial Association (NDIA) and the Association For Enterprise Integration (AFEI).

Mr. Pedersen’s unparalleled knowledge of the Company and its operations, and his experience in providing innovative technologies and solutions for mission-critical national security programs to U.S. government customers for almost half a century, uniquely positions him to serve as the Company’s Chairman of the Board of Directors and Chief Executive Officer. In addition to his operational experience, Mr. Pedersen has an in-depth knowledge and understanding of the U.S. government’s mission requirements and related funding priorities.

Richard L. Armitage	65	2005

Mr. Armitage has served as a Director of ManTech since 2005. From 1995 to 2001, Mr. Armitage served on our Advisory Board. Since 2005, Mr. Armitage has served as President of Armitage International, L.C., which provides multinational clients with critical support in the areas of international business development, strategic planning, and problem-solving. From 2001 through 2005, he served as the Deputy Secretary of State, and prior to that assignment, he was President of Armitage Associates, L.C., a world-wide business and public policy firm. Beginning in the late 1980’s, Mr. Armitage held a variety of high-ranking diplomatic positions, including as Presidential Special Negotiator for the Philippines Military Bases Agreement; as Special Mediator for Water in the Middle East; as a Special Emissary to Jordan’s King Hussein during the 1991 Gulf War; and as an Ambassador, directing U.S. assistance to the new independent states of the former Soviet Union. Mr. Armitage is also a former Assistant Secretary of Defense for International Security Affairs, and a former Assistant Secretary of Defense for East Asia and Pacific Affairs. Mr. Armitage has received numerous U.S. military decorations, has been awarded the Department of Defense Medal for Distinguished Public Service four times, and has received the Presidential Citizens Medal and the Department of State Distinguished Honor Award. In December of 2005, he was awarded a KBE and became a Knight Commander of the Order of St. Michael and St. George, and in October of 2010, Mr. Armitage was appointed as an honorary companion to the Order of Australia (Australian Knighthood). Mr. Armitage currently serves on the board of directors of ConocoPhillips (NYSE: COP), which is one of the largest integrated energy companies in the United States.

Mr. Armitage brings to the Board significant leadership experience and industry expertise. Mr. Armitage has worked in the highest levels of the U.S. government, providing him with critical insight into the needs and operations of U.S. government intelligence, military, and civilian agencies, and other matters relating to foreign affairs. His twelve years of combined service on our Board and our Advisory Board, as well as his service on the board of directors of ConocoPhillips, give him a significant understanding of the role of the Board and knowledge of the Company and its operations.

Name	Age	Director Since

Mary K. Bush	62	2006

Ms. Bush has served as a Director of ManTech since 2006. In 1991, Ms. Bush founded Bush International, a global consulting firm which advises U.S. companies and foreign governments on international financial markets and banking, and global business strategy. In 2007, she was appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession. From 1989 to 1991, Ms. Bush served as Managing Director and Head of the Federal Housing Finance Board, the oversight body for the nation’s 12 Federal Home Loan Banks. Prior to 1989, Ms. Bush was the Vice President and Head of International Finance at the Federal National Mortgage Associate (Fannie Mae). From 1982 to 1984, Ms. Bush served as U.S. Alternate Executive Director of the International Monetary Fund (IMF), a position appointed by the President of the United States and confirmed by the Senate. In that capacity, she worked with the U.S. Treasury Department to formulate policy on IMF lending and global economic matters. Ms. Bush serves on the board of directors of The Pioneer Family of Mutual Funds, Discover Financial Services (NYSE: DFS), and Marriott International, Inc. (NYSE: MAR). Ms. Bush also previously served on the boards of directors of United Airlines (NYSE: UAL), Brady Corporation (NYSE: BRC), Briggs & Stratton Corporation (NYSE: BGG), and MGIC Investment Corporation (NYSE: MTG).

As an experienced financial and operational leader of numerous high profile institutions in a variety of industries, Ms. Bush brings a broad understanding of the operations and business and economic challenges of public companies. Ms. Bush has chaired or served on all significant standing committees of public company boards during her career. Ms. Bush has deep knowledge of financial, investment, and governance matters, and received her MBA in finance from the University of Chicago. Her background and experience, including her experience with public policy matters and providing strategic advisory services in political and international arenas, coupled with her service and leadership in government, affords Ms. Bush with a valuable perspective for service on our Board.

Barry G. Campbell	69	2002

Mr. Campbell has served as a Director of ManTech since 2002. From 1999 to 2001, Mr. Campbell served as a director, President and Chief Executive Officer of Allied Aerospace Industries, Inc., a Virginia-based aerospace and defense engineering firm. From 1993 to 1997, Mr. Campbell served as President and Chief Executive Officer of Vitro Corporation, the largest subsidiary of Tracor, Inc. In 1997 he served as Chairman and Chief Executive Officer of Tracor’s subsidiary, Tracor Systems Technologies, Inc. until the sale of Tracor, Inc. to GEC Marconi, Plc in 1998.

As a former senior executive of public companies and companies in our industry, Mr. Campbell brings management experience, leadership capabilities, financial knowledge, and business acumen to our Board. Mr. Campbell has a deep understanding of the Company and its operations, having served on our Board for nine years and chaired our Audit Committee since 2004. Mr. Campbell’s knowledge of our Company, and his financial and operational experience leading comparable companies in our industry through challenges and opportunities that we regularly face, make him a valued and important contributor to our Board.

Name	Age	Director Since

Walter R. Fatzinger, Jr.	68	2002

Mr. Fatzinger has served as a Director of ManTech since 2002. Mr. Fatzinger joined ASB Capital Management, Inc., an asset management firm, in February 1999, and currently serves as director of the firm. Mr. Fatzinger served as Executive Vice President of Chevy Chase Bank, F.S.B., the parent of ASB Capital Management, Inc., from 1999 to 2002. Mr. Fatzinger currently serves on the board of directors of Optelecom, Inc. (NASDAQ: OPTC), a manufacturer of communications products that transport data, video, and audio over the internet and fiber-optic cable. Mr. Fatzinger currently serves as a director of both Chevy Chase Trust Company and ASB Capital Management, and is Chairman Emeritus of the University of Maryland Foundation.

As a former leader of high-profile companies in the financial industry, Mr. Fatzinger brings to the Board a broad range of capabilities relating to the management, operation, and financial performance of companies. He has led and overseen institutions throughout the many stages of a company’s lifecycle. Mr. Fatzinger also has a deep understanding of the Company and its operations, having served on our Board for nine years and chaired our Compensation Committee since 2004. This knowledge and his financial and operational experience make him a valued and important contributor to our Board.

David E. Jeremiah	77	2004

Admiral Jeremiah (Retired) has served as a Director of ManTech since 2004. From 1994 to 2004, Admiral Jeremiah served on our Advisory Board. Admiral Jeremiah served as President, CEO and later Chairman of Technology Strategies & Alliances Corporation, a strategic advisory and investment banking firm engaged primarily in the aerospace, defense, telecommunications, and electronics industries. Admiral Jeremiah serves on the board of directors for a number of private and not for profit boards. He was also a member of many national security commissions, panels, and boards. During his military career, Admiral Jeremiah earned a reputation as an authority on strategic planning, financial management, and the policy implications of advanced technology. From 1990 to 1994, Admiral Jeremiah served as Vice Chairman of the Joint Chiefs of Staff for Generals Powell and Shalikashvili. He has previously served on the boards of directors of Alliant Techsystems (NYSE: ATK) and Todd Pacific Shipyards (NYSE: TOD).

Admiral Jeremiah brings to the Board broad and deep leadership experience and industry knowledge. Admiral Jeremiah has worked in the highest levels of the U.S. government, providing him with critical insight into the needs and operations of various U.S. government intelligence and military agencies. He has also worked extensively in the private sector within the Company’s industry. His seventeen years of combined service on our Board and our Advisory Board, as well as his service on the board of directors of numerous other private and public companies, gives him a significant understanding of the role of the Board, and knowledge of the Company and its operations.

Name	Age	Director Since

Richard J. Kerr	75	2002

Mr. Kerr has served as a Director of ManTech since 2002. From 1994 to 2002, Mr. Kerr served as Chairman of our Advisory Board. From 1996 to 2001, Mr. Kerr served as President of the Security Affairs Support Association, an organization composed of government and industry members that is focused on national security policy. Prior to that, Mr. Kerr worked at the Central Intelligence Agency for 32 years, including as Deputy Director for Central Intelligence. Mr. Kerr headed a small team that assessed intelligence produced prior to the Iraq war, at the request of the Secretary of Defense and Director of Central Intelligence. He currently serves on a commission responsible for monitoring compliance with the Belfast Treaty (Good Friday Agreement). Mr. Kerr currently serves on the board of directors of BAE Systems, Inc., a subsidiary of BAE Systems plc. He also previously served on the boards of directors of MITRE Corporation and LexisNexis.

Mr. Kerr brings to the Board significant leadership experience and industry knowledge, particularly within the Intelligence Community. His continued involvement in the formation of the nation’s security policies has ensured his continued expertise in this area. His seventeen years of combined service on our Board and our Advisory Board, as well as his service on the board of directors of other high-profile companies in our industry, gives him a significant understanding of the role of the Board, and knowledge of the Company, its operations, and the markets it serves. His familiarity with and knowledge of issues relating to the operation of certain Company business activities involving programs designated as classified by the U.S. government gives him the background to chair our Special Programs Oversight Committee.

Kenneth A. Minihan	67	2006

Lieutenant General Minihan (Retired) has served as a Director of ManTech since 2006. Since 2002, Lt. Gen Minihan has served as Managing Director of the Homeland Security Fund for Paladin Capital Group. From 1999-2002, Lieutenant General Minihan served as President of the Security Affairs Support Association. Lieutenant General Minihan served for over thirty years in the Air Force, serving from 1996 to 1999 as the 14th Director of the National Security Agency/Central Security Service. From 1995 to 1996 he was a Director of the Defense Intelligence Agency. Lieutenant General Minihan is a Founder of the Intelligence and National Security Alliance in Washington, D.C., and serves on the boards of directors of BAE Systems, Inc., a subsidiary of BAE Systems plc, and Lexis Nexis Special Services Inc. He also is a former member of the board of directors of Verint Systems, Inc. (NASDAQ: VRNT) and MTC Technologies, Inc. (NASDAQ: MTCT).

Lieutenant General Minihan brings to the Board an impressive mix of military, government, business, and investment experience in the Company’s industry. His position as Managing Director of the Homeland Security Fund for Paladin Capital Group also gives Lieutenant General Minihan keen insight into merger and acquisition activity within our industry. Lieutenant General Minihan’s industry knowledge is supplemented by his experience serving on numerous other public and private company boards in the defense and government IT services industry, and as a result he has deep understanding of the role of the Board and the Company, as well as the Company’s addressable markets.

Name	Age	Director Since

Stephen W. Porter	72	1991

Mr. Porter has served as a Director of ManTech since 1991. Mr. Porter is Senior Counsel with the law firm of Arnold & Porter, where he has practiced law since June 1993, focusing on real estate, tax, and corporate law. Mr. Porter became a certified public accountant in 1961. Mr. Porter currently serves on the executive committee of the District of Columbia Chamber of Commerce, for which he is currently serving his second term as Chairman of the Board of the District of Columbia Chamber of Commerce. From 1992 to 1994, he served as a member of the Advisory Board of the Center for Strategic and International Studies, a non-partisan public policy institute. In 2007, President Bush appointed Mr. Porter as a Trustee of the National Council on the Arts.

Mr. Porter is the Company’s longest standing non-employee director, having served on the Board for two decades. Mr. Porter brings to the Board historical knowledge about the Company and its operations. In his role on the Board, he has helped guide the Company through its most transformative stages of growth, including the Company’s initial public offering and its acquisitive activity. Mr. Porter also provides the Board with the benefit of significant legal experience and knowledge regarding a public company’s corporate governance activities, and in this regard adds important diversity of experience to the Board.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the election of each of the director nominees listed above. All proxies executed and returned will be voted “FOR” all of the director nominees unless the proxy specifies otherwise.

EXECUTIVE OFFICERS

We have set forth below the names and ages (as of the Mailing Date) of our current executive officers, and their respective positions with us. Biographical information for each of our executive officers is presented following the table. The biographical information for Mr. Pedersen, our Chairman of the Board and Chief Executive Officer, was presented in the Information Regarding the Nominees for Election as Directors section of the proxy statement.

Our executive officers serve at the discretion of the Board of Directors.

Name	Age	Position

Kevin M. Phillips	49	Executive Vice President & Chief Financial Officer

Mr. Phillips is Executive Vice President and Chief Financial Officer of ManTech International Corporation. Prior to being named Chief Financial Officer in 2005, Mr. Phillips served as Corporate Vice President and Chief of Staff for ManTech, in which capacity he played an active role in the integration of acquisitions and other strategic business issues. Mr. Phillips joined ManTech in February 2003. He was formerly the Chief Financial Officer of CTX Corporation, a provider of information technology and software strategies and solutions to the national intelligence community. Mr. Phillips spent seven years in the executive management of CTX Corporation. Prior to that, he held various roles including controllerships in IT service providers to the government.

John J. Fitzgerald	57	Senior Vice President, Finance & Controller

Since April 2004, John Fitzgerald has been the Company’s Senior Vice President of Finance and Controller. In July 2006, he was promoted to Principal Accounting Officer. Previously, he was Vice President and Controller at DynCorp. Prior to that, he was Vice President and Controller at Litton/PRC Inc. a division of Litton Industries Inc. from 1992-1997. He has also held various senior financial positions, including Chief Financial Officer at other companies. He started his career at Ernst & Ernst.

Louis M. Addeo	59	Group President - TSG

Mr. Addeo is President of our Technical Services Group (TSG). Mr. Addeo joined ManTech in March 2009. Prior to joining ManTech, from 2007 until January 2009, Mr. Addeo served as chief operating officer of Serco, North America, a subsidiary of Serco Group, a 40,000 person organization operating in 30 countries. From 2001 to 2006, Mr. Addeo served as the President of AT&T Government Solutions, a $1.5 billion business segment providing a broad array of complex business IT and services solutions to federal, civilian, Department of Defense (DoD), and Intelligence Community customers. Mr. Addeo previously served in a variety of other capacities during his almost 30-year tenure with AT&T.

Name	Age	Position

Terrence M. Ryan	52	Group President - SEAT

Mr. Ryan was named President of the ManTech Systems Engineering & Advanced Technology Group (SEAT) in September 2009. He joined ManTech from Mercury Federal Systems, a company providing ISR system and technology solutions to the federal government, where he was the President and Chairman beginning in March 2007. From February 2006 to March 2007, he was Senior Vice President of Strategic Development for SAIC, responsible for strategy, and mergers and acquisitions for the Intelligence, Security and Technology Group. Prior to SAIC, Mr. Ryan was the Vice President and Director for SRA International’s C4ISR Center, from February 2002 to February 2005, and President, CEO and Director of Adroit Systems, Inc. He also served as the DoD Director of Intelligence, Surveillance and Reconnaissance.

L. William Varner	59	Group President - MCTS

Mr. Varner was named President of the ManTech Mission, Cyber & Technology Solutions Group (MCTS) in September 2009. From 2004 until September 2009, Mr. Varner was a Vice President, Corporate Officer, and Executive Director of the Intelligence Operations operating unit of Northrop Grumman/TASC, a $400 million organization which specialized in highly technical engineering and operations support to the Intelligence Community. While at TASC, he grew his operating unit substantially, and his team earned Capability Maturity Model Integration Level 5 certification in software development. Prior to his service with the Intelligence Operations Operating Unit, Mr. Varner was a Vice President of the Signal and Information Processing Business Unit for TASC. He joined TASC in 1978 where he held positions of increasing responsibility in project, program, and line management before becoming a senior executive.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of ManTech’s Board of Directors has reviewed and discussed with ManTech’s management the Compensation Discussion and Analysis that follows this report. Based on that review and the discussions with management, the Compensation Committee recommended to ManTech’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ManTech’s Form 10-K.

Compensation Committee Members

Walter R. Fatzinger, Jr., Chairman

Barry G. Campbell

Admiral David E. Jeremiah, USN Ret.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program. These targets and goals are not statements of our expectations or estimates of results or other guidance. Investors should not apply the targets and goals to any other context.

This section describes the compensation for our Chief Executive Officer and Chief Financial Officer in 2010, as well as each of our three most highly compensated executive officers employed at the end of 2010, all of whom we refer to as our named executive officers. Our named executive officers for 2010 are George J. Pedersen, Chairman of the Board and Chief Executive Officer, Kevin M. Phillips, Executive Vice President and Chief Financial Officer, and Louis M. Addeo, Terrence M. Ryan, and L. William Varner, III, our three business group presidents.

Executive Summary

In 2010, ManTech’s named executive officers led the Company through a number of important efforts to realign and strengthen the Company’s overall long-term growth profile, and positioned the Company to continue to deliver significant value to its stockholders. These efforts included completing a number of strategic acquisitions, issuing public debt to augment the Company’s long-term capital structure, and executing a significant management restructuring, all without sacrificing the Company’s focus on our national security base, ability to target high-growth segments of the market, and capacity to pursue further strategic acquisitions. These efforts resulted in significant growth during 2010, as measured by an increase in revenue of 29%, net income growth of 12%, and operating cash flow of $171 million, and we believe the Company is well positioned to address future challenges and opportunities. For a more detailed description of our fiscal year 2010 financial results, see the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2010 Annual Report on Form 10-K.

We continually evaluate the individual elements of our executive compensation program in light of market conditions and governance requirements, and we make changes where appropriate for our business. Our core compensation program elements have remained substantially unchanged over the last several years, as we believe our executive compensation structure has continued to contribute to the Company’s outstanding financial performance. For 2010, as in prior years, we utilized performance measures for our annual incentive compensation program that relate to overall Company performance for our Chief Executive Officer and Chief Financial Officer, and a combination of overall Company performance and business group performance for our business group presidents. Additionally, we expanded the performance measures for the annual incentive compensation program to include Direct Labor and Voluntary Turnover (each as defined below), in order to focus our named executive officers on certain key factors contributing to profitability and efficiency while continuing to meet the Company’s growth targets.

We undertook a management restructuring in August 2010, in which each of our business group presidents (Messrs. Addeo, Ryan, and Varner) was also made chief operating officer of his respective business group. In connection with the management restructuring and their increased responsibilities, we approved salary increases for, and entered into retention agreements with, Messrs. Addeo, Ryan, and Varner. We also provided long-term incentive compensation to all of our named executive officers (other than Mr. Pedersen) in the form of stock option awards, to ensure the continued services of these executives during the restructuring period and beyond.

Our executive compensation program is based upon a strong foundation of seeking to provide compensation that is based on performance, while at the same time avoiding compensation opportunities that could encourage unacceptable levels of risk. Our focus on performance is exemplified by our compensation philosophy (as described below), as well as by the non-discretionary component of our annual incentive compensation program, which is designed to provide maximum incentive payments only under unusual circumstances evidencing truly exemplary and outstanding performance. In furtherance of our commitment to minimize risk associated with our compensation program, our Compensation Committee works closely with management to identify, monitor, and mitigate any such risks. Through its work with management, the Compensation Committee has concluded that the Company’s policies and procedures with respect to named executive officer compensation are not reasonably likely to have a material adverse effect on the Company. For additional information about our process for evaluating compensation-related risk, see the Compensation Risk Management section of this proxy statement.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to support our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation program must provide our executive officers with competitive compensation opportunities that are based upon their contribution to the development and financial success of the Company, as well as their personal performance.

Specifically, we believe that our executive compensation program should:

➢	Reflect the competitive marketplace, so we are able to attract, retain, and motivate talented executives;

➢

Be tied in substantial part to financial performance, so that our executives are held accountable through their compensation for the business performance of the Company and (if applicable) the business groups for which they are responsible;

➢

Appropriately balance short- and long-term incentives, with target levels based on role or level of contribution, and have a significant portion of the total target compensation for the senior executive team focused on long-term performance;

➢	Align the interests of management with shareholders through grants of stock options, restricted stock or other stock-based compensation; and

➢	Use qualitative factors beyond the quantitative financial metrics as a consideration in the determination of whether discretionary compensation payments to individual executives are appropriate.

Executive Compensation Setting Process

The Compensation Committee has primary responsibility for setting the compensation of our executive officers. In making executive compensation decisions, the Compensation Committee consults with our CEO and other members of our management team, and relies upon the assistance of Ernst & Young LLP (E&Y), as the Compensation Committee’s independent compensation consultant.

The Compensation Committee believes that the input of management is an important part of the executive compensation setting process. As a result, the Compensation Committee requested that management provide initial recommendations with respect to the 2010 compensation packages for each named executive officer. These recommendations included types and amounts of compensation for each executive, as well as appropriate goals for each of the 2010 performance metrics, as determined by the Compensation Committee. In setting each executive’s compensation opportunities for 2010, the Compensation Committee considered management’s recommendation in light of, and in addition to, other factors, including individual experience, responsibilities, performance, prior compensation levels, and retention needs, as well as the specific management needs of the Company.

In evaluating the reasonableness of its compensation decisions and the Company’s compensation programs generally, the Compensation Committee takes into account the compensation practices of, and the competitive market for executives at, companies with which we compete for talent. To this end, the Compensation Committee asked E&Y to perform an analysis of the Company’s 2010 executive compensation program, including a review of the overall competitiveness of proposed compensation levels to prevailing market standards for executive officers. The market information included in this analysis was based on published compensation surveys for similarly-sized companies within the business software and services industry (as sorted and refined by E&Y on a position-by-position basis), as well as proxy analysis of the Company’s compensation peer group, to generate “market consensus” figures for each of our named executive officer’s total cash compensation (base salary and annual incentive) and, where available, total direct compensation (total cash compensation plus long-term incentives). Market consensus figures were presented at both the 50th and 75th percentiles of the market data to provide general information on a market competitive range of compensation for each position.

E&Y does not identify to us the individual companies that comprise the published survey data for each executive’s position. The Compensation Committee, in consultation with E&Y and management, determined the compensation peer group used to produce the proxy data. The primary basis for selecting the peer group was to identify public companies with which we compete directly for executive talent, customers, market share, capital, and shareholders. For 2010, ManTech’s compensation peer group was substantially the same as for 2009, after eliminating BearingPoint, Inc. (due to its bankruptcy) and Perot Systems Corporation (due to its acquisition by Dell). The 2010 compensation peer group consisted of the following 12 companies:

➢ Computer Sciences Corporation	➢ SAIC, Inc.	➢ ICF International
➢ Harris Corporation	➢ Stanley, Inc.	➢ MAXIMUS, Inc.
➢ L-3 Communications	➢ CACI International, Inc.	➢ SRA International
➢ NCI, Inc.	➢ DynCorp International, Inc.	➢ Unisys Corp

The Compensation Committee did not consider the market consensus figures for the purposes of benchmarking or otherwise targeting any component of executive compensation or total executive compensation at a particular percentile of market, and instead used the market consensus figures only as a reference point in its determination of the types and amount of compensation for the named executive officers, based on the Compensation Committee’s own evaluation of the circumstances with respect to each named executive officer. Factors that may cause our individual executives’ compensation to fall outside of the market consensus figures presented to the Compensation Committee include competitive factors, the Company’s financial and operating performance, the individual executive’s position or performance, and other factors that may inform the Committee’s determination of the best way to align our named executive officers’ interests with those of our stockholders. For example, Mr. Pedersen’s total direct compensation has historically been below the market competitive range because he does not receive any long-term equity grants from the Company, a significant component of total direct compensation among our market peers.

2010 Named Executive Officer Compensation

Our compensation program utilizes three principal types of compensation: base salary, annual cash incentive payments, and long term incentive compensation. While we do pay some compensation through employee benefits and perquisites, these forms of compensation generally do not represent a significant portion of the total compensation we pay our executives.

Base Salary

We pay our named executive officers base salaries that reflect the requirements of the marketplace. We also take into account the individual executive’s experience, base salary in the prior year, personal performance, internal pay equity considerations, and (if applicable) size and other factors related to the business group for which the executive is responsible. The consideration given to each of these factors differs from individual to individual, as deemed appropriate.

Each of our named executive officers received a salary increase, based on the factors listed above, in March 2010 as part of our regular salary setting process. Furthermore, in connection with our management restructuring in August 2010, Messrs. Addeo, Ryan, and Varner received additional salary increases to compensate them for their additional duties and responsibilities in their expanded roles. The final 2010 base salaries for our named executive officers are shown in the following chart:

Executive	2010 Base Salary	2009 Base Salary

Mr. Pedersen	$1,700,000	$1,625,000
Mr. Phillips	$600,000	$550,000
Mr. Addeo	$700,000	$550,000
Mr. Ryan	$600,000	$430,000
Mr. Varner	$600,000	$375,000

Annual Incentive Compensation

Our named executive officers have the potential to earn annual cash incentive payments through our annual incentive compensation program. Our annual incentive program has both non-discretionary and discretionary components, but we generally place greater emphasis on the non-discretionary component in setting the target annual incentive payment amounts for each executive.

We make our incentive payments annually, when earned, and after our financial results for the year have been finally determined. We have chosen to make annual incentive compensation payments in the form of cash rather than stock, as the stock compensation component of our compensation program is designed to provide a longer-term incentive for our named executive officers.

➢	Non-Discretionary Incentive Compensation Payments

The material elements of the non-discretionary component of our annual incentive program are as follows:

➢	A uniform, systematic, and measurable process for determining the amount of incentive compensation to be paid;

➢	Business group performance objectives that support the goals and objectives for the Company as a whole;

➢

Compensation Committee discretion to reduce the amount of the non-discretionary portion of a named executive officer’s annual cash incentive payment that would otherwise be payable upon the executive’s achievement of the pre-established goals.

➢	Structure of 2010 Non-Discretionary Incentive Opportunities

For 2010, we used the following performance measures at both the Company-level and business group-level for the non-discretionary component of our annual incentive program:

Revenue

Revenue is the principal means by which we measure our overall growth, which is an important factor at this point in the life of the Company. Because of profit margin limitations that apply to government contracts, increasing our revenue is the principal method by which we can increase our profits.

EBIT	Earnings before interest and taxes (EBIT) is the principal method by which we measure our profitability and monitor our ability to achieve returns for our stockholders.

DSO

Days Sales Outstanding (DSO) represents the average number of days between the date of a sale and the cash collection of the revenue from that sale. DSO is an important measure that drives our cash flow.

Bookings

Bookings refers to the total value of all contracts, including renewals and customer purchases in excess of prior contracted commitments, awarded during the year. We do not include in our Bookings the award of ID/IQ contracts, or contracts that we have won but that are being protested. Awards of new contracts and the renewal of existing contracts are an important measure of our ability to increase our revenues.

Direct Labor

Direct Labor is measured as total direct labor costs, including for intercompany work. Since we earn higher profits from labor services that our employees provide compared with subcontracted efforts and other reimbursable items such as hardware and software purchases for clients, we seek to optimize our labor services on all of our engagements.

Voluntary Turnover

Voluntary Turnover refers to the rate of employee-initiated terminations. Because of the costs and competition associated with recruiting and training new employees, lower levels of voluntary employee turnover can improve our profitability, and reflect our ability to retain the highly specialized employees required in our industry.

For 2010, the non-discretionary annual incentives for each of Mr. Pedersen (our Chairman and CEO) and Mr. Phillips (our Executive Vice President and CFO) were based solely on Company-level performance measures. By using only Company-level performance measures, the incentives for these executives were balanced for all aspects of the Company’s business, and were intended to encourage them to attend to the entire business of the Company and make decisions for the benefit of the entire Company. The percentage achievement of each of the Company-level performance goals is multiplied by a weighting factor, and the resulting products are added to determine an overall Company-level performance score. The Company-level performance measures, associated weighting factors, and goals are shown in the table below.

Company-Level Performance Measures

Performance Measure	Weighting	Goal (dollars in thousands)
Revenue	25%	$2,850,003
EBIT	25%	$229,764
DSO	20%	70
Bookings	10%	$3,702,700
Direct Labor	10%	$714,400
Voluntary Turnover	10%	16%

The non-discretionary annual incentives for Messrs. Addeo, Ryan, and Varner were based on a combination of the Company-level performance goals described above and performance goals for the business group for which each executive was responsible. By using both Company-level and business group-level measures, the incentives were intended to encourage these executives to make decisions that benefit both their business groups and the Company as a whole. The overall performance score for the Company-level goals and the overall performance score for the business group-level goals are multiplied together to determine a composite performance score. Certain business group-level performance measures, associated weighting factors, and goals are shown in the table below.

Business Group-Level Performance Measures

Performance Measure	Weighting	Mr. Addeo	Mr. Varner	Mr. Ryan
		Goal (dollars in thousands)
Revenue	25%	$1,865,365	$568,293	$387,727
EBIT	25%	(1)	(1)	(1)
DSO	20%	67	70	70
Bookings	10%	$2,302,700	$800,000	$600,000
Direct Labor	10%	(1)	(1)	(1)
Voluntary Turnover	10%	19%	15%	10%

[1]

EBIT and Direct Labor goals for the business groups were set in proportion to the Company-level goals for those measures, taking into account the size, customers, contract types, and other attributes of the relevant business group. Both EBIT and Direct Labor goals were designed to be challenging to meet at targeted performance, with the maximum goals attainable only under unusual circumstances indicating truly exemplary and outstanding performance.

The performance score for each of our named executive officers is converted by fixed formula to an annual incentive award expressed as a percentage of base salary. For 2010, the non-discretionary incentive award opportunity for each of our named executive officers at threshold, target, and maximum performance levels is set forth in the below table.

Non-Discretionary Incentive Award Opportunities

(expressed as a percentage of base salary)

Executive	Threshold Performance Score (90%)	Target Performance Score (100%)	Maximum Performance Score (110%)

Mr. Pedersen	55%	110%	193%
Mr. Phillips	38%	75%	131%
Mr. Addeo	25%	50%	88%
Mr. Varner	20%	40%	70%
Mr. Ryan	20%	40%	70%

➢	2010 Non-Discretionary Incentive Compensation Results

Calculation of the overall Company-level performance score for 2010 is shown in the table below.

Company-Level Performance Score

Performance Measure	Weighting	% Achievement	Score

Revenue	25%	91%	23%
EBIT	25%	93%	23%
DSO	20%	104%	21%
Bookings	10%	75%	7%
Direct Labor	10%	89%	9%
Voluntary Turnover	10%	102%	10%
Company-Level Performance Score			93%

The non-discretionary annual incentive payments for Messrs. Pedersen and Phillips were based solely on the Company-level performance score. As a result, Mr. Pedersen received a non-discretionary annual incentive payment equal to 72% of his 2010 base salary, and Mr. Phillips received a non-discretionary annual incentive payment equal to 49% of his 2010 base salary.

Calculation of each of the business group-level performance scores for 2010 is shown in the table below.

Business-Group Level Performance Scores

Performance Measure	Weighting	Mr. Addeo		Mr. Ryan		Mr. Varner
		% Achievement	Score	% Achievement	Score	% Achievement	Score
Revenue	25%	91%	23%	93%	23%	93%	23%
EBIT	25%	103%	26%	82%	20%	81%	20%
DSO	20%	107%	21%	74%	15%	88%	18%
Bookings	10%	60%	6%	145%	15%	64%	6%
Direct Labor	10%	89%	9%	91%	9%	89%	9%
Voluntary Turnover	10%	115%	12%	84%	8%	91%	9%
Business Group-Level Performance Score			96%		90%		85%

Each business-group performance score was multiplied by the Company-level performance score (93%) to yield a composite performance score. Based on his achievement of a composite performance score of 90%, Mr. Addeo was paid a non-discretionary annual incentive payment equal to 25% of his base salary. Because their composite scores did not meet or exceed the threshold score under our annual incentive program, Messrs. Ryan and Varner did not receive a non-discretionary annual incentive for 2010.

The Compensation Committee did not exercise its negative discretion to reduce the amount of the 2010 non-discretionary incentive compensation payment to any of the Company’s named executive officers.

➢	Discretionary Incentive Compensation Payments

➢	Designed to give the Compensation Committee additional flexibility in determining the appropriate reward under the Company’s annual incentive program

➢

Payment of the discretionary component is based on the executive’s individual performance and any objective or subjective factors that the Compensation Committee deems appropriate, in its sole discretion (including the recommendations of our CEO, as they relate to other executives)

Each of the named executive officers was provided with a target discretionary bonus opportunity for 2010. The target discretionary annual incentive for Messrs. Pedersen and Phillips was set at 10% of each executive’s base salary, and the target annual incentive for Messrs. Addeo, Ryan, and Varner was set at 35% of each executive’s base salary. The higher discretionary component at target for the executives with primarily business-group level responsibilities is designed to allow the Compensation Committee greater flexibility to take into account individual contributions and other qualitative factors that the formula used to determine the non-discretionary component may not fully capture.

The Compensation Committee awarded discretionary bonuses to our named executive officers as follows.

Executive	2010 Discretionary Payment

Mr. Pedersen	$170,000
Mr. Phillips	$206,000
Mr. Addeo	$325,000
Mr. Ryan	$400,000
Mr. Varner	$400,000

The size of the discretionary awards for each of the named executive officers was determined based on a combination of factors and the Compensation Committee’s assessment of the individual officer’s achievements for the year. The discretionary awards were utilized, as designed, to capture and reward individual performance that the non-discretionary component of our incentive program did not take into account.

➢	Corporate Named Executive Officers

Mr. Pedersen (CEO)

was awarded the discretionary payment referenced above based on a number of factors, including successful actions to identify and acquire businesses in 2010 that enhanced the competitive positioning of the Company, implementation of the management reorganization during 2010, and continuing strategic leadership.

Mr. Phillips (CFO)

was awarded the discretionary payment referenced above based on several factors, including the Company’s strong financial positioning through the establishment of long term debt with strong ratings, and multiple acquisitions made by the Company during 2010.

➢	Business Group Presidents

In determining the size of the discretionary awards made to our business group presidents, the Compensation Committee considered their respective roles in the Company’s management reorganization during 2010, which significantly increased their group-level operational responsibilities. Additionally, the Compensation Committee considered the following:

Mr. Addeo (President, TSG)

was awarded the discretionary payment referenced above in consideration of continued strong leadership of the Company’s largest business group, as evidenced by an increase in his group’s prime contract mix, organizational efforts to increase headcount, and the successful integration of a significant acquisition into his group during 2010.

Mr. Ryan (President, SEAT)

was awarded the discretionary payment referenced above in consideration of improved bid & proposal efforts within his group, increased market positioning with new customers, an increase in his group’s prime contract mix, implementation of a group reorganization that improved management strength, and successful group-level acquisition activities in 2010.

Mr. Varner (President, MCTS)

was awarded the discretionary payment referenced above in consideration of his group’s successful expansion in cyber security within key customers, implementation of a group reorganization that improved management strength, strengthened customer relationships within the intelligence community, and the successful integration of an acquisition into his group during 2010.

In light of these factors, the Compensation Committee determined that the size of the discretionary awards to each of the named executive officers was appropriate.

Long-Term Incentives

We provide long-term incentives to our named executive officers primarily through annual equity grants in the form of stock options. The grants are designed to align the interests of our named executive officers with those of our stockholders and provide these officers with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. The Compensation Committee makes all equity grants to our named executive officers.

We generally use stock options as long-term incentives because stock options provide value to our executives only if our stock price increases. Standard features of stock option awards granted to our named executive officers generally include the following:

➢	Vesting in equal annual installments over three years, beginning on first anniversary of grant date

➢	Accelerated vesting on death, disability, or change in control (for certain executives with change-in-control agreements)

➢	Granted on one of four quarterly grant dates each year

➢	Exercise price equal to the closing price of our stock on Nasdaq on the grant date

➢	Expire five years from the date of grant

Generally, the amount of an annual option grant to a named executive officer is based on the executive’s personal performance and the performance of any business group for which the executive was responsible in the last fiscal year. The amount of the grant may also depend on the executive’s position, responsibilities, and current base salary, as well as on internal pay equity considerations, the need to attract or retain the executive, and whether the executive has been recently promoted or hired. On occasion, the Compensation Committee may also consider the number of options or shares held by the executive with the goal of maintaining an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the level of stock or option holdings of our named executive officers.

The annual equity grants to our named executive officers in March 2010 were as follows: Mr. Phillips received 10,000 shares of restricted stock, Mr. Addeo received 30,000 stock options, and Messrs. Ryan and Varner received 20,000 stock options each. In addition to the annual equity grant, in August 2010 each of Messrs. Phillips, Addeo, Ryan, and Varner received a grant of 20,000 stock options in recognition of each executive’s expanded duties and to provide an additional retention incentive in connection with the management restructuring described above.

The decision to issue the annual equity grant to Mr. Phillips in the form of restricted stock, instead of in the form of stock options, was made for a number of reasons, including the level of in-the-money stock options currently held by Mr. Phillips. Mr. Phillips’ restricted stock award vests over a three-year period on the same vesting terms as the standard terms for our stock option grants. Because restricted stock provides value even if our share price stays the same or decreases, Mr. Phillips received fewer shares than the number of options that he would have received if the Company had granted options instead.

Consistent with past practice, because of the level of Mr. Pedersen’s stock ownership as Company founder, the Compensation Committee determined that Mr. Pedersen would not receive any equity grants in 2010.

Employee Benefits and Perquisites

Our named executive officers participate in the same employee benefit programs as other employees. We do not have any supplemental retirement plan paid for by the Company for our named executive officers.

Our executive perquisites generally involve limited expenses and payments for car allowances or the use of Company cars. Mr. Pedersen is entitled to receive certain contributions and other benefits under the terms of his Retention Agreement, as described below. We do not provide any tax gross ups with respect to perquisites provided to our named executive officers.

Agreements with Our Named Executive Officers

CEO Compensation and Retention Agreement

The Compensation Committee determines the compensation of the CEO based on the terms of his retention agreement, and the Compensation Committee’s evaluation of the same factors applied to the other named executive officers. Historically and for 2010, our CEO’s total annual cash compensation has been materially greater than the annual cash compensation for other named executives because of Mr. Pedersen’s responsibilities for the overall strategy of our Company, his active role in the operations of the Company, and the fact that he has not participated in any equity-based compensation programs due to his substantial stock holdings.

We entered into the retention agreement with our CEO at the time of our initial public offering in 2002 for the purpose of providing stable management following the offering. The retention agreement is for an indefinite term, and provides for an annual base salary of at least $1,000,000, to be reviewed annually by the Company and established for the upcoming year based substantially on the same factors and general compensation policies applicable to the Company’s other named executive officers. The retention agreement provides that Mr. Pedersen is entitled to receive contributions to qualified and non-qualified retirement plans, insurance programs, and perquisites on the same terms they have been provided in previous years, including items such as the lease of an executive type of vehicle for business and personal use, a portion of an employee’s time spent on non-corporate matters on behalf of Mr. Pedersen (including attending to chauffeur/valet services and other assistance as required from time to time), and club memberships. With Mr. Pedersen’s consent, Mr. Pedersen does not participate in either our ESOP or 401(k) Plan, and the Company no longer maintains a non-qualified retirement plan on his behalf.

If we terminate Mr. Pedersen’s employment without cause, we are required to pay Mr. Pedersen a lump sum amount equal to one year’s base salary at the rate in effect immediately prior to his termination of employment ($1,700,000 for 2010). Mr. Pedersen agrees not to compete with us and not to solicit our customers or employees during the term of his employment and through the severance period.

Change in Control Agreements

The Company has change in control agreements in place with Messrs. Phillips, Addeo, Ryan, and Varner, which provide for accelerated vesting of any unvested stock options or other equity awards upon the occurrence of a change in control of the Company. In addition, these agreements provide for certain additional payments and benefits if the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason within specified periods preceding or following the occurrence of a change in control of the Company. The agreements are in effect for varying initial terms depending on the executive’s position, but in each case are automatically extended annually unless the Company or the executive otherwise gives notice. The term automatically expires upon the executive’s termination of employment for any reason prior to the occurrence of a change in control. The initial term, post-change in control protection period, and amount payable on a qualifying termination for each of the agreements are set forth in the table below. The provisions of each agreement are otherwise substantially the same.

Executive	Initial Term	Protection Period	Compensation Amount Payable
Mr. Phillips	2 years	2 years	2.5 times base salary and target bonus

Messrs. Addeo, Ryan, and Varner	1 year	6 months	1.5 times base salary and target bonus

For Mr. Phillips, the target bonus amount to be considered in calculating the amount payable is guaranteed to be at least 85% of his base salary. Mr. Phillips would also receive a pro-rated annual bonus amount for the year of termination, pro-rated based on his service during the year through the date of termination, and subject to satisfaction of the applicable performance conditions related to such bonus opportunity through the end of the year. The amount of the payment to Mr. Phillips is subject to the reduction provisions described in the Potential Payments on Termination or Change in Control section of this proxy statement.

The purpose of these agreements is to induce the executives to remain in the employment of the Company in the event of the possibility or the occurrence of a change in control. These executives perform critical functions within the Company and their continued employment leading up to and immediately following a change in control would be necessary to ensure a smooth transition of the Company to new owners, and to obtain the maximum possible value of the Company for its existing shareholders. The agreements provide for immediate vesting of outstanding equity awards upon the occurrence of the change in control, instead of upon a qualifying termination of employment following the change in control, to provide the executives, whose efforts will have been instrumental to the success of the Company before the change, with an opportunity to share fully in the value of the Company at the time of the change to the same extent as the Company’s existing shareholders.

Retention Agreements with Our Business Group Presidents

In August 2010, in connection with our management restructuring, we entered into retention agreements with Messrs. Addeo, Ryan, and Varner. Under these agreements, each executive will receive a lump-sum cash payment of $250,000 if the executive remains employed with ManTech through December 31, 2011. The retention payment is accelerated upon the executive’s death, disability or termination by the Company without cause, but is forfeited upon the executive’s resignation for any reason or termination by the Company for cause prior to December 31, 2011. The purpose of these agreements was to ensure the continued employment of each of these key executives during and following our management restructuring.

Other Compensation Matters

Tax and Accounting Considerations

We have considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)) in structuring our executive compensation program. Generally, the stock options and non-discretionary annual incentives we pay our named executives are fully deductible under Section 162(m). To the extent we pay annual amounts of compensation in the form of salary, discretionary bonuses, and/or non-performance based restricted stock that are in excess of $1 million in the aggregate for a named executive officer, such amounts are generally non-deductible (other than payments to our CFO, all of whose compensation is fully deductible under Section 162(m)). Our policy is to pay our executives in the manner that we think is in the best interests of the Company, while taking into account the implications of Section 162(m), as appropriate. This may result in the payment of salary or bonuses that are not tax deductible. The amount of non-deductible compensation has not been material to date.

Recovery of Incentive Payments

We are subject to the requirements of Section 304 of the Sarbanes Oxley Act of 2002, which provides for the recovery of certain incentive compensation payments made to our CEO or CFO in the event of an accounting restatement arising because of material non-compliance with financial reporting requirements due to misconduct. We have never had occasion to recover an incentive compensation payment to our CEO or CFO under this provision, and have not established any other policy regarding the forfeiture or recovery of incentive compensation. We expect to implement a clawback policy in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance issued by the SEC and national securities exchanges thereunder.

Compensation of Mr. Lawrence B. Prior, III

In this Compensation Discussion and Analysis and the accompanying tables and narrative disclosure, we provide information regarding the 2010 compensation of Lawrence B. Prior, III, our former President and Chief Operating Officer, as required by SEC Rules, because he would have otherwise met the requirements for reporting but for the fact that he was not serving as one of our executive officers as of December 31, 2010.

Prior to his voluntary termination in July 2010, Mr. Prior’s base salary was $1,000,000, the same as in 2009. The Company made a grant of restricted stock to Mr. Prior in the amount of 25,000 shares in connection with its annual equity grants to executives in March 2010. Due to his termination, Mr. Prior subsequently forfeited all such shares of restricted stock. Mr. Prior did not receive an annual incentive payment for 2010. Mr. Prior’s employment agreement and change in control agreement were terminated upon Mr. Prior’s departure from the Company. Mr. Prior did not receive any severance, accelerated equity vesting or other post-termination payments or benefits due to his termination.

SUMMARY COMPENSATION TABLE

On the Summary Compensation Table below, the cash payments made under our annual executive incentive compensation program to our named executive officers are reported as follows:

➢

The Non-Equity Incentive Plan Compensation column is used to report the portion of amounts earned under our annual incentive plan for 2010 that were calculated and paid based on pre-established, non-discretionary goals.

➢

The Bonus column is used to report amounts earned under our annual incentive program for 2010 that were not based on pre-established goals, as well as other discretionary bonus payments we made to our named executives during 2010.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus[1] ($) (d)	Stock Awards[2] ($) (e)	Option Awards[3] ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All other Compensation[4] ($) (h)	Total ($) (i)
George J. Pedersen	2010	1,691,206	170,000	0	0	1,224,000	184,940	3,270,146
Chairman of the Board and	2009	1,666,394	162,500	0	0	893,750	128,586	2,851,230
Chief Executive Officer	2008	1,511,923	0	0	0	1,381,050	175,515	3,068,488
(Principal Executive Officer)

Kevin M. Phillips	2010	590,017	206,000	500,500	217,000	294,000	9,795	1,817,312
Executive Vice President and	2009	486,286	308,119	0	492,800	302,500	17,497	1,607,202
Chief Financial Officer	2008	407,231	0	0	314,100	378,675	8,886	1,108,892
(Principal Financial Officer)

Louis M. Addeo	2010	626,550	325,000	0	637,900	175,000	21,795	1,786,245
Group President	2009	430,972	300,000	0	1,156,350	154,000	26,206	2,067,528
Terrence M. Ryan	2010	503,364	400,000	0	497,600	0	15,362	1,416,325
Group President

L. William Varner, III	2010	488,087	400,000	0	497,600	0	15,422	1,401,109
Group President	2009	122,597	235,000	0	486,000	0	8,694	852,291

Lawrence B. Prior, III[5]	2010	561,684	0	1,251,250	0	0	14,650	1,827,583
Former President and	2009	500,001	1,350,000	0	6,272,000	0	211,658	8,333,659
Chief Operating Officer

[1]	Bonus payments for 2010 reported in this column represent discretionary bonus payments made under our incentive compensation program.

[2]

The amounts in this column reflect the aggregate grant date fair value of each restricted stock award, as computed in accordance with ASC Topic 718, Compensation – Stock Compensation. The restricted stock awards granted in 2010 are also reported in the Grants of Plan-Based Awards table on page 36.

[3]

The amounts in this column reflect the aggregate grant date fair value of each stock option award, as computed in accordance with ASC Topic 718, Compensation – Stock Compensation. See Note 10 to the Financial Statements in ManTech’s 2010 Annual Report on Form 10-K for the valuation method for options granted in 2010, 2009, and 2008. The options granted in 2010 are also reported in the Grants of Plan-Based Awards table on page 36.

[4]

All Other Compensation for 2010 consists of the following amounts: (a) matching contributions made to the ManTech 401(k) Plan in the amounts of $7,500, $5,763, $5,387, $7,956, and $4,592 for Messrs. Phillips, Addeo, Ryan, Varner, and Prior, respectively (Mr. Pedersen voluntarily did not participate in the Company’s 401(k) Plan in 2010); (b) contributions to the Employee Stock Ownership Plan in the amount of $1,571 for each of Messrs. Phillips, Addeo, Ryan, and Varner (Mr. Pedersen is not eligible to participate in the Company’s Employee Stock Ownership Plan and Mr. Prior did not qualify for a contribution in 2010); (c) payments of life insurance premiums of $724, $613, $724, $724, and $162 for Messrs. Phillips, Addeo, Ryan, Varner, and Prior, respectively; and (d) perquisites in the amounts of $184,940 and $13,848 for Messrs. Pedersen and Addeo, respectively. The perquisites for Mr. Pedersen consist of: (i) $117,001 for the portion of the total cost to the Company of employees’ time spent on non-corporate matters on behalf of Mr. Pedersen (primarily as a driver), (ii) $28,650 for legal fees, (iii) tax preparation fees, (iv) automobile expenses, and (v) a club membership. The perquisites for Mr. Addeo consist of: (i) company paid medical and dental insurance premiums, (ii) automobile expenses, and (iii) a club membership. For legal fees, the amount reported is the dollar amount paid by the Company. For employees’ time, the aggregate incremental cost is determined by using the employee’s salary and overhead costs for the year to calculate an hourly cost, and allocating that cost based on the percentage of time spent on these matters compared to the employees’ total time.

[5]

Mr. Prior resigned in July 2010. He did not receive any severance, accelerated equity vesting or other post-termination payments or benefits due to his termination, other than payment of salary earned and vacation accrued prior to his separation (such amounts are reflected in the Salary column of this table). Before his resignation, Mr. Prior received a restricted stock award of 25,000 shares in March of 2010. Such grant was subsequently forfeited in its entirety as a result of Mr. Prior’s termination.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)[2] (f)	All Other Option Awards: Number of Securities Underlying Options (#)[3] (g)	Exercise or Base Price of Option Awards ($/Sh)[4] (h)	Grant Date FairValue of Stock and Option Awards ($)[5] (i)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
George J. Pedersen
2010 Incentive Compensation Program[6]		935,000	1,870,000	3,281,000

Kevin M. Phillips
2010 Incentive Compensation Program[6]		228,000	450,000	786,000
2010 Restricted Stock Grant	3/15/10				10,000			500,500
2010 Option Grant	8/2/10					20,000	39.95	217,000

Louis M. Addeo
2010 Incentive Compensation Program[6]		175,000	350,000	616,000
2010 Option Grant	3/15/10					30,000	50.05	420,900
	8/2/10					20,000	39.95	217,000

Terrence M. Ryan
2010 Incentive Compensation Program[6]		120,000	240,000	420,000
2010 Option Grant	3/15/10					20,000	50.05	280,600
	8/2/10					20,000	39.95	217,000

L. William Varner, III
2010 Incentive Compensation Program[6]		120,000	240,000	420,000
2010 Option Grant	3/15/10					20,000	50.05	280,600
	8/2/10					20,000	39.95	217,000

Lawrence B. Prior, III
2010 Incentive Compensation Program[7]		550,000	1,100,000	1,930,000
2010 Restricted Stock Grant	3/15/10				25,000			1,251,250

[1]	All plan awards were made under the ManTech International Corporation Management Incentive Plan, 2006 Restatement.

[2]

The numbers of shares of stock included in this column represent restricted stock awards that vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. Vesting and continuation of the options are subject to cancellation in the event of termination of service. All shares of restricted stock would fully vest on the officer’s death or disability or, pursuant to the change in control agreements described in the Compensation Discussion and Analysis section of this proxy statement, in the event of a change of control of the Company.

[3]

The numbers of securities included in this column represent stock option awards that vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant, and that expire five years after the grant date. Vesting and continuation of the options are subject to earlier cancellation in the event of termination of service. All options would fully vest on the officer’s death or disability or, pursuant to the change in control agreements described in the Compensation Discussion and Analysis section of this proxy statement, in the event of a change of control of the Company.

[4]	For 2010, the exercise price of all option awards was the closing price of our common stock on the Nasdaq Stock Market on the grant date.

[5]

The amounts in this column reflect the aggregate grant date fair value of each restricted stock or stock option award, as computed in accordance with ASC Topic 718, Compensation – Stock Compensation. See Note 10 to the Financial Statements in ManTech’s 2010 Annual Report on Form 10-K for the valuation method for options granted in 2010.

[6]

The amounts in this row represent the potential payouts under the 2010 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 35. The awards were based on the performance factors described in the Compensation Discussion and Analysis section of this proxy statement, under the heading “Non-Discretionary Incentive Compensation Payments.”

[7]

Due to his voluntary termination in July 2010, Mr. Prior did not receive any payout under the 2010 Incentive Compensation Plan, and the restricted stock award made to Mr. Prior on March 15, 2010 was forfeited in its entirety.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable[1] (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#)[2] (f)	Market Value of Shares of Stock That Have Not Vested ($)[3] (g)

George J. Pedersen		—	—	—	—	—	—

Kevin M. Phillips	3/15/2010	—	—	—	—	10,000	413,300
	8/2/2010	0	20,000	39.95	8/2/2015	—	—
	3/13/2009	13,333	26,667	43.94	3/13/2014	—	—
	3/14/2008	20,000	10,000	42.00	3/14/2013	—	—
	3/15/2007	20,000	0	34.05	3/15/2012	—	—
	3/7/2006	25,000	0	30.07	3/7/2011	—	—
	3/15/2005	10,000	0	23.95	3/15/2015	—	—

Louis M. Addeo	8/2/2010	0	20,000	39.95	8/2/2015	—	—
	3/15/2010	0	30,000	50.05	3/15/2015	—	—
	8/3/2009	8,333	16,667	54.16	8/3/2014	—	—
	5/4/2009	5,000	10,000	35.00	5/4/2014	—	—
	3/13/2009	16,667	33,333	43.94	3/13/2014	—	—

Terrence M. Ryan	8/2/2010	0	20,000	39.95	8/2/2015	—	—
	3/15/2010	0	20,000	50.05	3/15/2015	—	—
	11/2/2009	13,333	26,667	44.19	11/2/2014	—	—

L. William Varner, III	8/2/2010	0	20,000	39.95	8/2/2015	—	—
	3/15/2010	0	20,000	50.05	3/15/2015	—	—
	11/2/2009	13,333	26,667	44.19	11/2/2014	—	—

Lawrence B. Prior, III		—	—	—	—	—	—

[1]

The numbers of securities included in this column represent the unvested portion of stock option awards that vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. Vesting and continuation of the options are subject to cancellation in the event of termination of service. All options would fully vest on the officer’s death or disability or, pursuant to the change in control agreements described in the Compensation Discussion and Analysis section of this proxy statement, in the event of a change of control of the Company.

[2]

The number of unvested shares of stock included in this column represents a restricted stock award that vests over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. Vesting and continuation of the options are subject to cancellation in the event of termination of service. All shares of restricted stock would fully vest on the officer’s death or disability or, pursuant to the change in control agreement described in the Compensation Discussion and Analysis section of this proxy statement, in the event of a change of control of the Company.

[3]	The value reflected in this column is based on a per share price of $41.33 (the closing price of our stock on December 31, 2010).

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Retirement or other Termination by the Executive

None of our named executive officers would receive any payment from the Company on a retirement or other termination by the executive (other than a termination by Messrs. Phillips, Addeo, Ryan or Varner in connection with a change in control, in each case as described below).

Termination without Cause

Under his retention agreement (as further described in the Compensation Discussion and Analysis section of this proxy statement), Mr. Pedersen, if terminated without cause, is entitled to a lump sum amount equal to his base salary (which was $1,700,000 as of December 31, 2010). For this purpose, cause means (i) a material violation by Mr. Pedersen of the retention agreement, which he fails to cure to the Company’s reasonable satisfaction within thirty (30) days after the Company delivers written notice specifically identifying such violation; (ii) Mr. Pedersen’s willful failure to act in a manner consistent with his responsibilities or with the best interests of the Company, which he fails to cure to the Company’s reasonable satisfaction within thirty (30) days after the Company delivers written demand for satisfactory performance that specifically identifies the manner in which the Company believes that he has not satisfactorily performed his duties; or (iii) Mr. Pedersen’s conviction of a felony (other than an offense related to the operation of an automobile that results only in a fine, license suspension or other non-custodial penalty) or other serious crime involving moral turpitude.

Under the retention agreements with each Messrs. Addeo, Ryan, and Varner (as further described in the Compensation Discussion and Analysis section of this proxy statement), the applicable named executive officer, if terminated without good cause prior to December 31, 2011, is entitled to acceleration of the retention payment amount otherwise payable ($250,000). For this purpose, good cause means (i) fraud, misappropriation, embezzlement or acts of similar dishonesty; (ii) conviction of a felony; (iii) illegal use of drugs or excessive use of alcohol; (iv) intentional misconduct that may subject the Company to criminal or civil liability; (v) insubordination or failure to comply with the Company’s policies; (vi) breach of the substantive obligations of the retention agreement; or (vii) breach of the executive’s duty of loyalty, including diversion or usurpation of corporate opportunities properly belonging to the Company.

None of our named executive officers are otherwise entitled to any payments due to a termination without cause, other than in connection with a change in control, as explained below.

Death or Disability

Under the retention agreements with each Messrs. Addeo, Ryan, and Varner, if the applicable executive dies or becomes disabled prior to December 31, 2011, he is entitled to acceleration of the retention payment amount otherwise payable ($250,000). Additionally, each of Messrs. Phillips, Addeo, Ryan, and Varner hold unvested stock options which, under the standard terms of our stock option awards, would become vested on the applicable executive’s death or disability. Under the standard terms of our restricted stock awards, Mr. Phillips would also become vested in any unvested shares of restricted stock on his death or disability. Amounts for these and other benefits payable to the named executive officers had they died or become disabled on December 31, 2010 are shown below in the Potential Post-Termination Payments table on page 41.

Change in Control

Under the change in control agreements in place with each of Messrs. Phillips, Addeo, Ryan, and Varner (as further described in the Compensation Discussion and Analysis section of this proxy statement), the applicable executive will receive (i) benefits on the occurrence of a change in control during the term of the agreement, and (ii) benefits on a qualifying termination during the protection period triggered by such change in control. The qualifying termination benefits payable to the named executive officer under the agreement will be in lieu of any other termination benefits that he might otherwise be entitled to receive under any other employee benefit plan, program or policy of the Company. The initial term and protection period for each of these agreements is set forth below.

Executive	Initial Term	Protection Period

Mr. Phillips	2 years	2 years

Messrs. Addeo, Ryan, and Varner	1 year	6 months

A “change in control” for this purpose means the acquisition by any person (other than acquisitions by the Company or certain excluded persons affiliated with the Company) of 50% or more of the outstanding voting power of our stock; a change in the majority of our board of directors that is not consented to by the existing board of directors; a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the Company’s assets where our shareholders immediately before such transaction own directly or indirectly less than 50% of the Company’s outstanding voting power immediately following such transaction; or stockholder approval of a complete liquidation or dissolution of the Company.

Upon the occurrence of a qualifying change in control, the executive will immediately vest in all unvested stock options or other equity awards held by him at the time of the change in control. During the applicable protection period following a qualifying change in control, the executive officer (i) receive only his accrued but unpaid compensation through the date of termination if he

➢	resigns his employment without good reason,
➢	is terminated for cause, or
➢	terminates as a result of his death or disability;

or (ii) contingent upon the execution and non-revocation of a general release and waiver of claims against the Company, be entitled to a lump sum payment equal to a multiple of his annual base salary for the year of termination and target annual bonus if he

➢	resigns his employment with good reason, or
➢	is terminated other than for cause.

The applicable multiple for each named executive officer and the minimum bonus amount for Mr. Phillips (expressed as a percentage of salary) are shown below.

Executive	Multiple	Minimum Bonus %

Mr. Phillips	2.5	85

Messrs. Addeo, Ryan, and Varner	1.5	-

The agreement for Mr. Phillips also guarantees him a pro-rated annual bonus amount for the year of qualifying termination, pro-rated based on his service during the year through the date of termination, and subject to satisfaction of the applicable performance conditions related to such bonus opportunity through the end of the year. Additionally, in the event the termination benefits otherwise payable to him under the agreement are subject to the excise tax on excess golden parachute payments under Section 4999 of the Internal Revenue Code, then the total amount of the payment will be reduced to the maximum level that could still be paid to Mr. Phillips without causing the payments to be subject to the excise tax.

“Good reason” for this purpose means the occurrence of any of the following events without the executive’s consent: (i) a material adverse change in his authority, duties or responsibilities; (ii) a material reduction in his base salary; (iii) the relocation of the his place of business to a place outside of a 50-mile radius from the Company’s current corporate headquarters and farther from his place of residence than the current corporate headquarters; or (iv) (for Mr. Phillips) a material breach of the agreement by the Company.

“Cause” for this purpose means the executive’s (i) continued willful (for Mr. Phillips) or reckless (for Messrs. Addeo, Ryan, and Varner) failure to perform the material duties of his position after written notice from the Company; (ii) fraud, misappropriation or comparable acts of dishonesty with regard to the Company; (iii) felony conviction; (iv) illegal use of drugs; (v) intentional and willful (for Mr. Phillips) or reckless (for Messrs. Addeo, Ryan, and Varner) misconduct that could subject the Company to criminal or civil liability; (vi) an uncured material breach of the agreement by the executive; or (vii) the executive’s inability to obtain and maintain any security clearance required for the performance of his duties.

Amounts payable if a change in control had occurred on December 31, 2010 (and, with respect to the lump-sum payments, if the named executive officer’s employment had terminated under circumstances which would have qualified him for such payment under the agreements) are shown in the Potential Post-Termination Payments table on page 41.

POTENTIAL POST-TERMINATION PAYMENTS

Name	Termination Event	Severance Payment	Life Insurance Death Benefit[1]	Maximum LTD Annual Benefit[2]	Number of Options Accelerated	Aggregate Spread[3]	Shares of Stock Vested	Market Value for Shares of Stock Vested[3]
George J. Pedersen	Termination w/o Cause	$1,700,000	—	—	—	—	—	—
	Death	—	$625,000	—	—	—	—	—
	Disability	—	—	$180,000	—	—	—	—

Kevin M. Phillips	Death	—	$1,250,000	—	56,667	$27,600	10,000	$413,300
	Disability	—	—	$180,000	56,667	$27,600	10,000	$413,300
	CIC w/Qualifying Termination[4]	$2,441,989	—	—	56,667	$27,600	10,000	$413,300

Louis M. Addeo	Termination w/o Good Cause	$250,000	—	—	—	—	—	—
	Death	—	$1,250,000	—	110,000	$90,900	—	—
	Disability	—	—	$180,000	110,000	$90,900	—	—
	CIC w/Qualifying Termination	$1,942,500	—	—	110,000	$90,900	—	—

Terrence M. Ryan	Termination w/o Good Cause	$250,000	—	—	—	—	—	—
	Death	—	$1,250,000	—	66,667	$27,600	—	—
	Disability	—	—	$180,000	66,667	$27,600	—	—
	CIC w/Qualifying Termination	$1,575,000	—	—	66,667	$27,600	—	—

L. William Varner, III	Termination w/o Good Cause	$250,000	—	—	—	—	—	—
	Death	—	$1,250,000	—	66,667	$27,600	—	—
	Disability	—	—	$180,000	66,667	$27,600	—	—
	CIC w/Qualifying Termination	$1,575,000	—	—	66,667	$27,600	—	—

Lawrence B. Prior, III	Any Termination[5]	—	—	—	—	—	—	—

[1]	Upon the death of the named executive officer as of December 31, 2010, the amounts in this column would have been payable from life insurance policies for which the Company paid the premiums.

[2]

Upon the permanent disability of the named executive officer as of December 31, 2010, the amounts in this column would have been payable from a disability insurance policy for which the Company pays the premiums. Long-term disability pays 60% of salary, up to a maximum monthly benefit of $15,000. The benefit is generally payable until age 67.

[3]	Based on a per share price of $41.33 (the closing price of our stock on December 31, 2010).

[4]

The amount of severance payable to Mr. Phillips is limited to avoid the excise tax under Section 4999 of the Internal Revenue Code. Without imposition of the limitation, the amount payable would have been higher than that listed above by $412,526.

[5]

Prior to his termination in July 2010, Mr. Prior had both an employment agreement and a change in control agreement in place. These agreements provided for certain benefits to be paid on Mr. Prior’s termination by the Company without cause, resignation for good reason, or qualifying termination in connection with a change in control. Mr. Prior’s resignation in July 2010 resulted in the termination of each of these agreements without the triggering of any benefits thereunder. He did not receive any severance, accelerated equity vesting or other post-termination payments or benefits due to his termination, other than payment of salary earned and vacation accrued prior to his separation.

COMPENSATION RISK MANAGEMENT

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of that program’s structure on the Company’s risk profile. In this regard, the Compensation Committee oversees management’s evaluation of whether the Company’s compensation policies and programs pose risks that are reasonably likely to have a material adverse effect on the Company. In conducting this evaluation, management reviews the Company’s overall compensation structure and may take into account such factors as the overall mix of compensation, the performance metrics that are used under the Company’s employee incentive programs, the length of the performance periods under such programs, and the overall relationship of the Company’s compensation programs to the Company’s business risk. At the Compensation Committee’s direction, management undertakes such a review annually, or whenever the Company considers new compensation policies or programs for its employees. Management reports any findings of risk related to the Company’s compensation structure, as well as any factors that may mitigate the risk posed by the particular compensation policy or program. Based on this review, the Company concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL 2

SAY ON PAY

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail in the Compensation Discussion and Analysis section, our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation programs must provide our named executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of the Company, and their personal performance.

In 2010, ManTech’s named executive officers led the Company through a number of important efforts to realign and strengthen the Company’s overall long-term growth profile, and positioned the Company to continue to deliver significant value to its stockholders. These efforts included completing a number of strategic acquisitions, issuing public debt to augment the Company’s long-term capital structure, and executing a significant management restructuring, all without sacrificing the Company’s focus on our national security base, ability to target high-growth segments of the market, and capacity to pursue further strategic acquisitions. These efforts resulted in significant growth during 2010, and we believe the 2010 compensation decisions for each of our named executive officers appropriately reflect the individual performances that contributed to our success. For a more detailed discussion of considerations related to the compensation of our named executive officers, see the Compensation Discussion and Analysis section.

This vote is advisory, which means that the vote on named executive officer compensation is not binding on the Company, the Board or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the resolution set forth below approving the compensation of the named executive officers, as disclosed in the Company’s 2011 Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other accompanying tables and narrative disclosure. All proxies executed and returned will be voted “FOR” the resolution approving the compensation of the named executive officers unless the proxy specifies otherwise.

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s 2011 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other accompanying tables and disclosures.

PROPOSAL 3

SAY ON FREQUENCY

Section 14A of the Securities Exchange Act of 1934, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should conduct an advisory vote for approval of the compensation of our named executive officers as disclosed in accordance with the SEC’s compensation disclosure rules, which we refer to as a Say on Pay vote. Stockholders may indicate whether they would prefer that we conduct future Say on Pay votes every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.

The Board has determined that a Say on Pay vote that occurs once every three years is the most appropriate alternative for the Company, and therefore recommends that you vote for a three-year interval for the Say on Pay vote. In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how a Say on Pay vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. A Say on Pay vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last Say on Pay vote, including changes in response to the outcome of such Say on Pay vote.

This vote is advisory, which means that the vote on the preferred frequency is not binding on the Company, the Board or the Compensation Committee. However the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future Say on Pay votes. The Board may decide that it is in the best interests of our stockholders and the Company to hold a Say on Pay vote more or less frequently than the frequency receiving the most votes cast by our stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of every one year, two years, or three years (or abstain) when voting on this Proposal 3.

Recommendation of the Board of Directors

The Board recommends that you vote for the option of every “THREE YEARS” as the preferred frequency with which stockholders are provided with an advisory vote on executive compensation. All proxies executed and returned will be voted for the option of every “THREE YEARS” unless the proxy specifies otherwise.

PROPOSAL 4

APPROVAL OF MANAGEMENT INCENTIVE PLAN

Introduction

The current Management Incentive Plan (the 2006 Plan) was approved by Company’s stockholders in 2006. In order to increase base number of shares reserved for issuance, preserve certain tax benefits, and make modifications reflecting changes in laws and accounting rules, as well as other developments, we have proposed to amend and restate the 2006 Plan as the 2011 Management Incentive Plan (the 2011 Plan). We are proposing to increase the base number of shares of our Class A common stock reserved for issuance under the 2011 Plan to 6,000,000 shares (an increase of 1,500,000 shares over the base shares authorized by the 2006 Plan), which requires the approval of our stockholders at our 2011 Annual Meeting in order to be effective. The number of shares under the 2006 Plan that remained available for issuance as of December 31, 2010 can be found below in the Equity Compensation Plan Information table. In addition, under provisions of Section 162(m) of the Internal Revenue Code (the Code), we are required to obtain stockholder approval for the 2011 Plan at the 2011 Annual Meeting in order to preserve tax deductions for “performance-based compensation” paid under the 2011 Plan. We believe it is in the best interests of the Company to increase the base number of shares available for future awards under the 2011 Plan and to obtain these tax deductions. Other than modifications set forth above, changes reflected in the 2011 Plan do not materially modify the terms of the 2006 Plan.

The Board approved the 2011 Plan in March 2011, and now requests that the Company’s stockholders approve the 2011 Plan at the Annual Meeting. If our stockholders approve the 2011 Plan, it will become effective on May 12, 2011.

Summary of the 2011 Plan

The following is a summary of the material features of the 2011 Plan, and does not describe all the terms of the 2011 Plan. The full text of the 2011 Plan is included as Appendix A to this Proxy Statement.

Administration of the Plan; Eligibility

The 2011 Plan will be administered by our Compensation Committee, although the Compensation Committee may delegate its authority for administration of the plan in certain circumstances. The Compensation Committee will have broad authority to administer and interpret the plan, but such administration and interpretations must be consistent with any express terms of the plan. The Compensation Committee may:

➢

Set the exercise price and vesting schedule of options, and establish when an option will expire. The Compensation Committee may also decide the number of shares of our Class A common stock subject to any option, the restrictions on transferability of an option, and other terms and conditions. The Compensation Committee may determine whether an option is an incentive stock option or a nonqualified stock option.

➢

Set the terms of any incentive bonus, including the minimum, target, and maximum amounts payable to a participant as an incentive bonus, and establish the performance criteria and level of achievement required for payment of an incentive bonus. The

Compensation Committee may also determine the measurement period for the performance, the timing of any payment earned, and the dollar amount or number of shares payable for any incentive bonus.

➢

Set the terms of any restricted stock award, including the number of shares and the conditions for the award. The conditions may include restrictions on grant or on vesting. The conditions may also include those based on performance or based on continuation of employment.

Any person who is a director, an employee or a prospective employee of the Company or any of its subsidiaries or affiliates is eligible to be selected as a recipient of an award under the plan. Currently, all of our non-employee directors and all of our approximately 10,300 employees are anticipated to be eligible for awards under the 2011 Plan.

Stock Reserved

The 2011 Plan authorizes a base number of 6,000,000 shares of our Class A common stock to be reserved for issuance. This is an increase of 1,500,000 shares compared to the base number of shares authorized by the 2006 Plan. As was the case under the 2006 Plan, in 2012 and each year thereafter, an additional number of shares will be authorized under the 2011 Plan equal to one and one-half percent of the number of shares of Class A common stock and Class B common stock outstanding on December 31 of the immediately preceding year, up to a maximum of 1,500,000 shares per year.

Class B common stock may not be issued under the 2011 Plan. No more than 6,000,000 shares may be issued as incentive stock options under the 2011 Plan. No more than 1,000,000 shares, including options, can be awarded to one eligible person during any calendar year.

Shares subject to an award under the 2011 Plan that are canceled, expired, or forfeited, or that otherwise terminate unexercised without issuance, will again be available for award. Additionally, shares delivered in payment or satisfaction of purchase price, exercise price or tax withholding obligations will be available for new awards. Reload options are expressly prohibited by the 2011 Plan. Shares payable pursuant to a stock appreciation right will be counted as issued only upon exercise.

In the event of any merger, acquisition or combination, recapitalization, reorganization, stock dividend, stock split, combination of shares or similar transaction or in the event of an extraordinary dividend paid in cash, debt, or property, in each case as such events may be determined by the Compensation Committee to occur, the Compensation Committee will appropriately and equitably adjust the number and kind of Shares or other securities with are subject to the 2011 Plan or awards granted under the 2011 Plan, and the exercise or settlement prices of such awards, so as to maintain the proportionate number of shares or other securities without changing the aggregate exercise or settlement price, provided, however, that such adjustment shall be made so as not to affect the status of any award intended to qualify as an incentive stock option, “performance-based compensation” under Code Section 162(m), or as exempt from Code Section 409A.

Types of Incentive Awards That May Be Granted

The following types of awards may be granted under the 2011 Plan.

Incentive Bonuses

Incentive bonus awards represent the opportunity to earn a future payment, in cash or shares, subject to the achievement of performance goals for a specific performance period established by the Compensation Committee, and can be administered to comply with the requirements of Code Section 162(m).

The following provisions apply to incentive bonus awards that are intended to qualify as performance-based compensation under Code Section 162(m).

➢	Performance goals are established with respect to the objective and quantifiable performance criteria listed below under the heading “Performance Criteria”;

➢	The aggregate maximum amount payable as an incentive bonus to any participant in any year cannot exceed $4 million; and

➢

The Compensation Committee must make the award not later than 90 days after the start of the period to which the incentive bonus relates and the award must be made prior to the completion of 25% of that period.

Stock Options and Stock Appreciation Rights

Subject to the provisions of the 2011 Plan, all terms and conditions of stock option awards and stock appreciation rights are determined by the Compensation Committee. Pursuant to the 2011 Plan, the exercise price of an option and the base price of a stock appreciation right will be at least 100% of the fair market value of the Company’s stock on the date that the option or stock appreciation right is granted, and no option or stock appreciation right will be exercisable after eight years from the date of grant. Unless the Compensation Committee changes a particular award, a stock option or stock appreciation right award will vest in equal annual portions over a three-year period. Options may be either incentive stock options (which are intended to qualify under Code Section 422) or nonqualified options (which are not intended to qualify as incentive stock options). Participants can exercise any option and can make payment of the exercise price by delivering cash or other approved payment. Stock appreciation rights entitle the participant to receive, on exercise, an amount, paid in cash or shares, or both, equal to the excess of (i) the exercise date fair market value of shares covered by the surrendered stock appreciation right over (ii) the grant date value of the surrendered stock appreciation right. Options and stock appreciation rights may not be repriced without shareholder approval.

Restricted Stock

Restricted stock awards are subject to restrictions, as determined by the Compensation Committee, on the grant, issuance, retention, vesting, and/or transferability of the underlying shares. Such conditions may include continued employment or service as a director or performance goals. Restricted stock awards that are intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) will be contingent on satisfaction of performance goals established with respect to the objective and quantifiable performance criteria listed above under the heading “Performance Criteria.” Unless the Compensation Committee changes a particular award, a restricted stock award to an employee will vest in equal annual portions over a three-year period, and a restricted stock award to a director will fully vest after a one-year period. An eligible person may be required to pay for part of the value of a share under a restricted stock award.

Performance Criteria

The 2011 Plan allows the use of a broad range of performance criteria, either individually or in any combination, for awards intended to comply with Code Section 162(m). The criteria can be applied to the Company as a whole or to one or more of the Company’s business groups, subsidiaries or divisions. The criteria can be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results, or to a designated comparison group. The permissible performance criteria are listed below.

➢        cash flow

➢        earnings measures (including EPS, EBIT, or EBITDA)

➢        revenue (including from direct labor, subcontractors or any other category)

➢        income or net income

➢        operating income or net operating income

➢        operating profit or net operating profit

➢        operating margin or profit margin

➢        return on operating revenue

➢        market share

➢        contract win, renewal or extension

➢        stock price

➢        return on equity

➢        total stockholder return

➢        days sales outstanding

➢        contract bookings

➢        cost control

➢        inter-company working authorizations

➢        cash management

➢        debt reduction

➢        customer satisfaction

➢        delivery schedule

➢        cycle-time improvement

➢        productivity

➢         quality

➢        return on capital

➢        return on assets or net assets

➢        workforce diversity

➢        comparisons to budget items implementation or completion of specified projects or processes

➢        employee turnover

➢        forecast accuracy of any performance criteria

➢        staff hiring

➢        completion of mergers or acquisitions

To the extent permitted by Code Section 162(m), if applicable, the Compensation Committee may appropriately adjust any evaluation of performance under the performance criteria for certain events that occur during a performance period, such as asset write-downs, litigation, changes in tax law or accounting principles, discontinued operations or reorganizations, and extraordinary non-recurring items.

Transferability of Awards; Modification of Awards

Participants cannot sell, transfer or pledge their interest in awards. Participants cannot sell, transfer or pledge shares of restricted stock until they become unrestricted. Options and stock appreciation rights may only be transferable by a participant according to the terms of its award. When granting awards, the Compensation Committee may allow the awards to become fully exercisable or vested upon certain corporate events, such as a merger or other change in control, as stated in the 2011 Plan. The Compensation Committee may modify awards consistent with the terms of the 2011 Plan.

Term; Modification of Plan

If approved by the Company’s stockholders, the 2011 Plan will become effective May 12, 2011 and will terminate at the close of business on May 11, 2021, unless the Board terminates it prior to that date. The Board can amend or terminate the 2011 Plan, except that only stockholders can approve amendments that would (i) materially increase the number of shares reserved and available for issuance, (ii) materially change or affect which service providers are eligible to participate, or (iii) materially change the benefits that eligible service providers may receive.

Amendments to the 2011 Plan or to outstanding awards under the 2011 Plan that would impair a participant’s rights with respect to an outstanding award generally require the participant’s consent; however, the Board can amend the 2011 Plan or outstanding awards under the 2011 Plan as necessary, and without participant approval, to ensure that it continues to satisfy any law or regulation (including Securities and Exchange Commission rules and requirements for exemption under the Code) or meets the requirements of accounting standards. The Board can also amend the 2011 Plan or outstanding awards under the 2011 Plan without participant consent on the occurrence of certain events, such as some corporate transactions or changes in the Company’s capital structure, as provided by the terms of 2011 Plan.

Federal Income Tax Consequences

This is a summary of the principal federal income tax consequences of the 2011 Plan. State, local, and foreign income taxes also may be applicable.

A participant will not incur federal income tax liabilities when granted a nonqualified stock option, an incentive stock option, a stock appreciation right, or a share of restricted stock. Upon exercise of a nonqualified option or a stock appreciation right, the participant, in most circumstances, will be treated as having received ordinary income equal to the difference between the fair market value of Company stock on the date of the exercise and the grant price. No income is received for tax purposes when an incentive stock option is exercised, unless an employee is subject to the alternative minimum tax or sells the stock before the minimum holding period ends.

Upon lapse of restrictions on an award of restricted stock, the participant will be treated as having received ordinary income equal to the fair market value of Company stock on the date of lapse. Income received upon the exercise of a nonqualified stock option or stock appreciation right, or upon lapse of restrictions on a share of restricted stock, is subject to income tax withholding by the Company for employee participants.

On payment under an incentive bonus award, the participant will have ordinary income for the amount paid. This income is subject to tax withholding by the Company for employee participants.

The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary income. As stated above, this usually occurs upon exercise of nonqualified options and stock appreciation rights, the lapse of restrictions on restricted stock, and payment of incentive bonuses. No deduction is allowed in connection with an incentive stock option unless the employee disposes of Company stock received upon exercise in violation of the holding period requirements. Additionally, there can be circumstances when the deduction is not allowed for certain transfers of Company stock or payments to an employee upon the exercise of an incentive award that has been accelerated as a result of a change of control.

Code Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer or the other three (3) most highly compensated officers (other than the Chief Financial Officer), except for compensation that is performance-based under a plan that is approved by the stockholders. Under the

2011 Plan, stock options and stock appreciation rights would be treated as performance-based compensation. The terms of the 2011 Plan allow incentive bonuses and restricted stock to be treated as performance-based compensation. If the 2011 Plan is approved by stockholders, the Company’s business expense deduction for all performance-based compensation paid under the 2011 Plan would not be limited by Section 162(m) of the Code.

The timing of income recognition by a participant and the timing of the Company’s deduction with respect to any award are also subject to the requirements of Section 409A of the Code and the tax principles of constructive receipt and assignment of income. Awards under the Plan are generally exempt from the requirements of Section 409A of the Code, or, if not exempt, are designed so as not to result in acceleration of income inclusion or additional taxes under Section 409A of the Code.

Plan Benefits

Because benefits under the 2011 Plan will depend on the Compensation Committee’s actions and the fair market value of the Company’s stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers, and other employees if the 2011 Plan is approved by the Company’s stockholders. However, benefits that have been granted to directors, executive officers, and all other employees under the 2006 Plan would not have been increased if they had been made under the 2011 Plan.

Securities Authorized for Issuance Under Current Equity Compensation Plans

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,473,257	$42.22	1,754,956
Equity compensation plans not approved by security holders	0	$0.00	0
Total	2,473,257	$42.22	1,754,956

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the 2011 Management Incentive Plan. All proxies executed and returned will be voted “FOR” the approval of the 2011 Management Incentive Plan unless the proxy specifies otherwise.

AUDIT COMMITTEE REPORT

The Audit Committee reviews ManTech’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. Deloitte & Touche LLP (D&T), our Company’s independent registered public accounting firm for 2010, is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. Additionally, D&T is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, we have reviewed and discussed with both management and our independent auditor the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and D&T’s evaluation of the Company’s internal control over financial reporting, in each case for the year ended December 31, 2010. The Audit Committee has discussed with D&T those matters required to be discussed by the Securities and Exchange Commission and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

D&T has provided us with the written disclosures and the letter from the independent accountant pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with D&T the auditor’s independence from the Company and its management. The Audit Committee has concluded that D&T’s provision of audit and non-audit services to the Company is compatible with D&T’s independence.

Based upon the considerations, reviews, and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited financial statements for the year ended December 31, 2010 in the Company’s Annual Report on Form 10-K for 2010.

The Audit Committee of the Board of Directors

Barry G. Campbell, Chairman
Mary K. Bush
Walter R. Fatzinger, Jr.
Richard J. Kerr

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is responsible for selecting and appointing our independent registered public accounting firm (our independent auditors). The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to the ratification of such appointment by the stockholders at the Annual Meeting. Although stockholder approval is not required by our bylaws or otherwise, we are submitting the appointment of D&T for ratification in order to obtain the views of our stockholders.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of the Company and its stockholders.

In appointing D&T as our independent registered public accounting firm for the fiscal year ending December 31, 2011, the Audit Committee considered whether D&T’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

D&T served as our independent registered public accounting firm in 2010. We expect that representatives of D&T will be present at the Annual Meeting, and will be available to respond to appropriate questions. Those representatives will also have an opportunity to make a statement or comment on the financial statements if they wish to do so.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-audit Services

Our Audit Committee charter contains the Audit Committee’s policies for pre-approval of audit and permitted non-audit services performed by our independent auditor. The requirement for pre-approval, in part, allows us to assess whether the provision of such services might impair the independence of our independent registered public accounting firm.

The Audit Committee approves the annual audit services engagement and (if necessary) any material changes in terms, conditions, and fees resulting from changes in audit scope or other matters.

The chairman of the Audit Committee has been authorized by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee at the time of the annual audit services engagement. Services that are pre-approved by the Audit Committee chairman are then communicated to the full Audit Committee at the Audit Committee’s next regularly scheduled meeting.

For each proposed service, the independent registered public accounting firm is required to provide back-up documentation detailing the service. The Audit Committee regularly reviews summary reports provided to us by our independent auditor. During 2010, all services performed by D&T were approved by the Audit Committee pursuant to the Audit Committee’s pre-approval policies.

Fees Paid to Deloitte & Touche LLP

The following table presents the aggregate fees that we were billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) for the fiscal years ended December 31, 2009 and 2010.

Type of Fees	2009	2010
Audit Fees	$1,286,018	$1,422,206
Audit-Related Fees	124,362	236,113
Tax Fees	104,521	137,975
All Other Fees	20,000	0

TOTAL	$1,534,901	$1,796,294

In the table above, in accordance with the definitions and rules of the SEC, each type of fee is defined as follows.

➢

Audit Fees are fees that we were billed by the Deloitte Entities for professional services rendered for the audit of our consolidated financial statements that are included in our Annual Reports on Form 10-K, the audit of the Company’s internal control over financial reporting, and the review of financial statements included in our Quarterly Reports on Form 10-Q.

➢

Audit-Related Fees consist of fees that we were billed by the Deloitte Entities for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Audit-Related Fees include services performed in connection with the issuance and registration of our senior unsecured notes in 2010, and the audits of our 401(k) plans, Employee Stock Ownership Plan, and other benefit plans.

➢	Tax Fees are fees that we were billed by the Deloitte Entities for professional services rendered for tax compliance, tax advice, and tax planning.

➢

All Other Fees are fees that we were billed by the Deloitte Entities for products and services that were not included in the first three categories, and include consultation services related to the allowability of costs in accordance with the Federal Acquisition Regulation and other compliance issues.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. All proxies executed and returned will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless the proxy specifies otherwise.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has established a policy and associated procedures for the review, approval, and monitoring of all transactions involving the Company and “Related Parties” (the Policy). Under the Policy, a Related Party is any director, executive officer, director nominee, 5% or greater stockholder, or an immediate family member of any of these people. With certain exceptions that are detailed in the Policy, a Related Party Transaction is any arrangement, transaction or relationship in which the Company is a participant and any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

Under the Policy, the Audit Committee is responsible for reviewing and approving all Related Party Transactions. If a director is involved in the proposed transaction, he or she will not participate in discussions and decisions about the proposed transaction. In determining whether to approve a proposed Related Party Transaction, the Audit Committee will take into account, among other factors:

➢

the material facts and circumstances of the transaction (such as the nature of the Related Party’s interest, the value of the proposed transaction, the benefit to the Company, and whether the transaction is on terms comparable to an arms-length transaction);

➢	any potential impact on a director’s independence;

➢	public disclosure issues; and

➢	any anticipated perception issues related to the transaction.

If the Audit Committee approves a Related Party Transaction, and the transaction is anticipated to be continuing, the Audit Committee may establish guidelines for senior management to follow in those continuing dealings with the Related Party. In these cases, the Audit Committee is responsible for periodically (and at least annually) reviewing and assessing the ongoing relationships to ensure they are in compliance with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate. Additionally, the Audit Committee has adopted certain “standing approvals” for some common Related Party Transactions involving de minimis amounts (including certain types of compensation decisions for employees who are family members of Related Parties and charitable contributions to entities that have relationships with Related Parties) that fall below the minimum threshold for public disclosure.

The Policy requires that transactions that exceed the minimum threshold for disclosure in our proxy statement under the relevant SEC rules shall be disclosed in accordance with the applicable laws, rules, and regulations.

Related Party Transactions

Employee Relationships

Ms. Christine Lancaster, our Assistant Vice President and Assistant Corporate Secretary, is the daughter of Mr. George Pedersen, our Chairman of the Board and CEO. Ms. Lancaster has been employed by us on a full-time basis since 1986. For 2010, Ms. Lancaster received salary compensation of $132,785 and a bonus of $13,000.

Transactions with New River Systems

Mr. Kent Warren, who is the son-in-law of Mr. Pedersen, has a 49% ownership interest in New River Systems, a disabled veteran-owned small business that provides technical services and specializes in enterprise integration, systems engineering, ERP, and program management. The Company has and may continue to enter into contractual relationships with New River Systems. Effective May 14, 2010, a mentor/protégé relationship with New River Systems was approved by the Defense Contract Management Agency. New River Systems received $1,002,581 in payment for services in 2010.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee in fiscal year 2010 were officers or employees of the Company or former officers of the Company, and no members of our Compensation Committee had any relationship with the Company during fiscal year 2010 requiring disclosure as a related party transaction under the SEC’s rules.

None of our executive officers in fiscal year 2010 served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity which had an executive officer serving as one of our directors or member of our Compensation Committee.

BENEFICIAL OWNERSHIP OF OUR STOCK

Ownership by Our Directors and Executive Officers

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 15, 2011 by each of the following:

➢	Our named executive officers (identified in the Summary Compensation Table)
➢	Our directors and director nominees
➢	Our current directors and executive officers, as a group

We have determined beneficial ownership in accordance with the rules and regulations of the Exchange Act.

Unless otherwise indicated, the persons included in the table below have sole voting and investment power over the shares reported. In addition, because Class B Common Stock may be voluntarily converted into Class A Common Stock on a share-for-share basis, each share of Class B Common Stock also represents beneficial ownership of a share of Class A Common Stock. However, for purposes of this presentation, share amounts and ownership percentages are presented without regard to convertibility. The address for each person in the table below is the mailing address of our principal executive offices: 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

Name	Class A Common Stock				Class B Common Stock			Total Voting Power[2,3]
	Total Shares Beneficially Owned[1]		Number of Option Shares[1]	Percent of Class[2]	Total Shares Beneficially Owned		Percent of Class
George J. Pedersen	—		—	—	13,275,345	[4]	100%	85.0%
Kevin M. Phillips	99,584		86,667	*	—		—	*
Louis M. Addeo	61,737		61,666	*	—		—	*
Terrence M. Ryan	20,038		20,000	*	—		—	*
L. William Varner, III	20,038		20,000	*	—		—	*
Richard L. Armitage	17,000		15,000	*	—		—	*
Mary K. Bush	16,000		14,000	*	—		—	*
Barry G. Campbell	9,500		7,500	*	—		—	*
Walter R. Fatzinger, Jr.	42,025	[5]	37,000	*	—		—	*
David E. Jeremiah	32,000		30,000	*	—		—	*
Richard J. Kerr	32,000		30,000	*	—		—	*
Kenneth A. Minihan	17,000		15,000	*	—		—	*
Stephen W. Porter	39,000		37,000	*	—		—	*
All directors and executive officers as a group (14 persons):	422,099		389,667	1.8%	13,275,345		100%	85.1%

[1]

Shares of common stock subject to options that are or will become exercisable within 60 days after March 15, 2011 comprise the number of shares listed under the column Number of Option Shares, and such shares are also included in computing the total shares of Class A Common Stock beneficially owned by such individual under the column Total Shares Beneficially Owned.

[2]

An asterisk indicates that the total beneficial ownership of the class of stock or the total voting power of our outstanding common stock (in each case, including shares subject to options that may be exercised within 60 days) is less than 1%.

[3]	The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.

[4]

Includes (i) 52,417 shares of Class B Common Stock held by the ManTech Special Assistance Fund, Inc., a fund over which Mr. Pedersen has voting and investment control, and as to which Mr. Pedersen disclaims beneficial ownership, and (ii) 1,168 shares of Class B Common Stock held by Mr. Pedersen’s wife, Marilyn A. Pedersen.

[5]	Includes 2,225 shares of Class A Common Stock held by Fidelity Brokerage Services LLC for Helen C. Fatzinger, as to which Mr. Fatzinger disclaims beneficial ownership.

Ownership by Holders of More Than 5% of Our Class A Common Stock

The following table details certain information with regard to the beneficial ownership of the owners of more than 5% of our outstanding Class A Common Stock, as of December 31, 2010.

Name and Address	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Outstanding Class A Common Stock[1]	Percent of Outstanding Class B Common Stock[1]	Total Voting Power[1]
George J. Pedersen	13,275,345			100%	85.1%
12015 Lee Jackson Hwy, Fairfax, VA 22033
Royce & Associates	3,443,240	[2]	14.9%		2.2%
745 Fifth Avenue, New York, NY 10151
Neuberger Berman Group LLC	2,904,619	[3]	12.5%		1.9%
600 Third Avenue, New York, NY 10158
BlackRock, Inc.	1,712,375	[4]	7.4%		1.1%
40 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc.	1,201,268	[5]	5.2%		0.8%
100 Vanguard Boulevard, Malvern, PA 19355

[1]

Based on 23,153,509 shares of Class A Common Stock and 13,275,345 shares of Class B Common Stock outstanding on December 31, 2010. The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share. The Class B shares may be converted by their holder into Class A shares at any time.

[2]

As reported on a Schedule 13G/A filed by Royce & Associates, LLC on January 14 2011. According to such Schedule 13G/A, Royce & Associates, LLC beneficially owns 3,443,240 shares, and has sole voting and dispositive power with respect to all 3,443,240 shares.

[3]

As reported on a Schedule 13G/A filed by Neuberger Berman Group LLC on February 14, 2010. According to such Schedule 13G/A, Neuberger Berman Group, LLC and Neuberger Berman, LLC have shared voting power with respect to 2,545,746 of these shares, and shared dispositive power with respect to all 2,904,619 of these shares; Neuberger Berman Management LLC reported shared voting and shared dispositive power with respect to 2,328,900 of these shares; and Neuberger Berman Equity Funds reported shared voting and shared dispositive power with respect to 2,317,500 of these shares.

[4]

As reported on a Schedule 13G/A filed by Blackrock, Inc. on February 7, 2011. According to such Schedule 13G/A, Blackrock, Inc. beneficially owns 1,712,375 shares, and has sole voting and dispositive power with respect to all 1,712,375 of these shares.

[5]

As reported on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2011. According to such Schedule 13G, The Vanguard Group, Inc. beneficially owns 1,201,268 shares, and has the sole voting power with respect to 36,879 of these shares, shared dispositive power with respect to 36,879 of these shares, and sole dispositive power with respect to 1,164,389 of these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of such Section 16 reports that they file.

Based solely upon our review of copies of such reports received by the SEC, and written representations from our officers and directors that no other reports were required for them, we believe that our officers, directors, and 10% stockholders complied with their Section 16(a) filing obligations for 2010 and timely filed all reports required to be filed pursuant to Section 16(a) for 2010.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, no later than December 3, 2011. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words. Notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process mentioned above must be received by our Corporate Secretary between December 3, 2011 and February 1, 2012 in order to be considered timely. As to all such matters for which we do not receive notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy relating to the 2012 Annual Meeting of Stockholders. However, if we determine to change the date of the 2012 Annual Meeting of Stockholders by more than 30 days from May 12, 2012, we will provide stockholders with a reasonable time before we begin to print and mail our proxy materials for the 2012 Annual Meeting of Stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC.

INCORPORATION BY REFERENCE AND OTHER INFORMATION

We have included our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (and our audited financial statements for such fiscal year) with this proxy statement; however, the Annual Report and the audited financial statements are not incorporated by reference into this proxy statement, do not constitute a part of the proxy soliciting material, and are not subject to the liabilities of Section 18 of the Exchange Act. You may request additional copies of the accompanying Annual Report, without charge, by contacting our investor relations department.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (including the financial statements, financial statement schedules, and exhibits), without charge, by sending a written request to our Corporate Secretary, Jeffrey S. Brown, at ManTech International Corporation, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, or by calling (703) 218-6098.

Additionally, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on the Corporate Governance page of our Website, as soon as reasonably practicable after we electronically file such reports with the SEC. Information contained on our Website is not a part of this proxy statement.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 1, 2011

Appendix A

MANAGEMENT INCENTIVE PLAN OF

MANTECH INTERNATIONAL CORPORATION

2011 RESTATEMENT

SECTION I—PURPOSE OF PLAN

The purpose of this Management Incentive Plan (this “Plan”) of ManTech International Corporation, a Delaware corporation (“ManTech”), is to enable ManTech and its subsidiaries and affiliates (the “Company”) to attract, retain and motivate its directors, officers and other senior management and technical personnel and to further align the interests of such persons with those of the stockholders of ManTech by providing for or increasing the proprietary interest of such persons in ManTech.

SECTION II—ADMINISTRATION OF PLAN

2.1 Composition of Committee.    This Plan shall be administered by the Compensation Committee of ManTech’s Board of Directors (the “Committee”), as appointed from time to time by the Board of Directors (the “Board”). The Board, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof and in such instances references herein to the Committee shall refer to the Board. Unless otherwise provided by the Board:

(a) with respect to any Award that the Committee intends to be exempted by Rule 16b-3(d)(1) or (e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Committee shall consist of two or more directors each of whom is a “non-employee director” (as such term is defined in Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time),

(b) with respect to any Award that the Committee intends to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee shall consist of two or more directors, each of whom is an “outside director” (as such term is defined under Code Section 162(m)), and

(c) with respect to any other Award, the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of ManTech (who may but need not be members of the Committee) or to the extent permitted under Delaware law, officers of ManTech, and may delegate to any such Subcommittee(s) the authority to grant Awards under this Plan to Eligible Persons, to determine all terms of such Awards, and/or to administer this Plan or any aspect of it. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

The Committee may designate the Secretary of ManTech or other Company employees to assist the Committee in the administration of this Plan, and may grant authority to such persons to execute agreements or other documents evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or ManTech, to make determinations under this Plan or Awards and to interpret the terms of the Plan and Awards. Any such action by any such person(s) within the scope of such delegation shall be deemed for all purposes to have been taken or made by the Committee.

Appendix A

2.2 Powers of the Committee.    Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(a) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; provided that, unless the Committee shall specify otherwise, for purposes of this Plan (i) the term “fair market value” shall mean, as of any date, the closing price for a Share (as defined in Section 3.1) reported on Nasdaq Stock Market (or such other stock exchange or quotation system on which Shares are then listed or quoted) for such date (or, if such date is not a business day, the most recent business day immediately preceding such date); and (ii) the term “Company” shall mean ManTech and its subsidiaries and affiliates, unless the context otherwise requires;

(b) to determine which persons are Eligible Persons (as defined in Section 4), to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(c) to grant Awards to Eligible Persons and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued service as a director or an employee, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Committee determine constitute a change of control), or other factors;

(d) to establish, verify the extent of satisfaction of, adjust, reduce or waive any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(e) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical), provided that the power to amend does not extend to any amendment which would cause an award to fail to meet the requirements of Code Section 409A;

(f) to determine whether, and the extent to which, adjustments are required pursuant to Section 11 and Section 12;

(g) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company;

(h) to the extent allowed by applicable laws, rules and regulations, to delegate to designated executive officers the power and authority to determine the terms of and to grant awards under this plan to the Company’s non-executive officers; and

(i) to make all other determinations deemed necessary or advisable for the administration of this Plan.

2.3 Determinations of the Committee.    All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Eligible Persons and Participants. The Committee shall consider such factors as it deems relevant to making such decisions, determinations

Appendix A

and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

SECTION III—STOCK SUBJECT TO PLAN

3.1 Aggregate Limits.    The base number of shares of ManTech’s Class A Common Stock, $.01 par value (“Shares”) reserved for issuance under the 2006 restatement of the Plan was four million five hundred thousand (4,500,000) Shares, which is being increased by one million five hundred thousand (1,500,000) Shares so that the base number of Shares reserved for issuance over the term of the Plan shall not exceed six million (6,000,000) shares. In addition, the number of Shares available for issuance under the Plan has been and will continue to be automatically increased on the first trading day of January each calendar year during the term of the Plan by an amount equal to one and one-half percent (1.5%) of the total number of Shares outstanding (including all outstanding classes of common stock) on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed one million five hundred thousand (1,500,000) Shares. The aggregate number of Shares available for issuance under this Plan and the number of Shares subject to outstanding Options or other Awards shall be subject to adjustment as provided in Section 11.2. The Shares issued pursuant to this Plan may be Shares that previously were issued by ManTech, including Shares purchased in the open market, or authorized but unissued Shares.

3.2 Tax Code Limits.    The aggregate number of Shares issuable under all Awards granted under this Plan during any calendar year to any one Eligible Person shall not exceed 1,000,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 11 and Section 12, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Code Section 162(m). The foregoing limitations shall not apply to the extent that they are no longer required in order for compensation in connection with grants under this Plan to be treated as “performance-based compensation” under Code Section 162(m). All Shares available for issuance under this Plan may be subject to Options which intend to qualify as Incentive Stock Options (“ISOs”) pursuant to Code Section 422. However, subject to adjustment pursuant to Section 11 and Section 12, the aggregate number of ISOs available for issuance shall not exceed 6,000,000.

3.3 Issuance of Shares.    For purposes of Section 3.1, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award and shall not include Shares subject to Awards that have been canceled, expired, forfeited or settled in cash or Shares subject to Awards that have been delivered (either actually or constructively by attestation) to or retained by the Company in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an Award.

SECTION IV—PERSONS ELIGIBLE UNDER PLAN

4.1 Eligible Employees and Participants.    Any person who is a director, an employee or a prospective employee of the Company or of any of its subsidiaries or affiliates shall be eligible to be considered for the grant of Awards hereunder (an “Eligible Person”). Unless provided otherwise by the Committee, the term “employee” shall mean an “employee” as such term is defined in General Instruction A to Form S-8 under the Securities Act of 1933, as amended. A “Participant” is any current or former Eligible Person to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 10.1.

Appendix A

4.2 Less Than Full Time Employment.    The Committee shall have the right to determine the effect, if any, on the vesting, exercisability, retention and/or forfeiture of an Award as a result of any decreased level of employment during any period in which a Participant is on an approved leave of absence or is employed on a less than full time basis, and the Committee may take into consideration any accounting consequences to the Company in making any such adjustment.

4.3 Termination of Employment.    For purposes of this Plan, “termination of employment” shall mean ceasing to serve as a full time employee or as a director of the Company, except that an approved leave of absence, or approved employment on a less than full time basis, or continuing to provide services as an independent contractor following termination of employment as an employee, may constitute employment if provided by the Committee. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division, business unit, joint venture or subsidiary that employs a Participant, shall be deemed to result in a termination of employment with the Company for purposes of any affected Participant’s Awards.

SECTION V—PLAN AWARDS

5.1 Award Types.    The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of arrangements with Eligible Persons and to confer certain benefits on them. The following arrangements or benefits are authorized under this Plan if their terms and conditions are not inconsistent with the provisions of this Plan: Options, Incentive Bonuses, Restricted Stock, and Stock Appreciation Rights. Such arrangements and benefits are sometimes referred to herein as “Awards.” The authorized types of arrangements and benefits for which Awards may be granted are defined as follows:

(a) Options: An Option is a right granted under Section 6 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement(s) or terms and conditions or other document(s) evidencing the Award (the “Option Document”). Options intended to qualify as ISOs pursuant to Code Section 422 and Options not intended to qualify as ISOs (“Nonqualified Options”) may be granted under Section 6.

(b) Incentive Bonus: An Incentive Bonus is a bonus opportunity awarded under Section 7 pursuant to which a Participant may become entitled to receive an amount, payable in cash or Shares, based on satisfaction of such performance criteria as are specified in the agreement(s) or other document(s) evidencing the Award (the “Incentive Bonus Document”).

(c) Restricted Stock: Restricted Stock is an award or issuance of Shares made under Section 8, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (which may include continued service as a director or an employee or performance conditions) and terms as are expressed in the agreement(s) or other document(s) evidencing the Award (the “Restricted Stock Document”).

(e) Stock Appreciation Rights: A Stock Appreciation Right is a right granted under Section 9 that is exercisable at such times and on such other terms and conditions as are specified in the agreement(s) or terms and conditions or other document(s) evidencing the Award (the “Stock Appreciation Rights Document”).

5.2 Grants of Awards.    An Award may consist of one such arrangement or benefit described in Section 5.1 or two or more such arrangements or benefits in tandem or in the alternative. Awards may include a tandem stock or cash right feature pursuant to Section 10.5.

Appendix A

SECTION VI—OPTIONS

The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, or the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others.

6.1 Option Document.    Each Option Document shall contain provisions regarding (a) the number of Shares that may be issued upon exercise of the Option, (b) the purchase price of the Shares and the means of payment for the Shares, (c) the term of the Option, (d) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Committee, (e) restrictions on the transfer of the Option and forfeiture provisions and (f) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. Option Documents evidencing ISOs shall contain such terms and conditions as may be necessary to qualify, to the extent determined desirable by the Committee, with the applicable provisions of Code Section 422.

6.2 Option Price.    The purchase price per share of the Shares subject to each Option granted under this Plan shall be determined by the Committee and shall equal or exceed 100% of the fair market value on the date the Option is granted (110% of the fair market value on the date the Option is granted in the case of an ISO granted to an Eligible Person who at the time of grant owns more than 10 percent of the total combined voting power of all classes of stock of ManTech within the meaning of Code Section 422). Without prior shareholder approval, the Committee is expressly prohibited from repricing an Option if the exercise price of the new Option would be less than the exercise price of the Option under the existing Option Award, including any Option surrendered for cancellation.

6.3 Option Term.    The “Term” of each Option granted under this Plan shall not exceed 8 years from the date of its grant, and shall not exceed 5 years from the date of its grant in the case of an ISO granted to an employee who at the time of grant owns more than 10 percent of the total combined voting power of all classes of stock of ManTech within the meaning of Code Section 422. Reload Options issued on the exercise of an Option are expressly prohibited.

6.4 Option Vesting.    Options granted under this Plan shall become vested and/or exercisable at such time and in such installments during the period prior to the expiration of the Option’s Term as determined by the Committee. Unless the Committee provides otherwise, Options shall vest in one-third (1/3) increments on the first, second and third anniversaries of the date the Option is granted, provided that the Participant is a director or employee of the Company on each applicable date, and subject to accelerated vesting on such events or conditions (including death, disability, or the actual occurrence of a change in control) as the Committee may provide for in its discretion. The Committee shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued service as a director or an employee, the passage of time and/or such performance requirements as deemed appropriate by the Committee.

6.5 Termination of Employment or Service.    Unless the Committee provides otherwise, the terms of any Option granted under this Plan shall provide (a) that if the Eligible Person to whom such Option was granted terminates employment for any reason other than death or disability, the Option shall not thereafter become exercisable to an extent greater than it could have been exercised on the date of

Appendix A

the Eligible Person’s termination of employment, and that on the death or disability of an Eligible Person the Option shall become fully exercisable; and (b) that the Option shall expire and cease to be exercisable upon the earlier of the expiration of the Option Term and (i) in the case of the Eligible Person’s termination of employment on account of death or disability or ceasing to serve as a director for any reason, the first anniversary of the termination of the Eligible Person’s employment, (ii) in the case of the Eligible Person’s termination of employment on account of a termination for cause, immediately upon the termination of the Eligible Person’s employment, and (iii) in the case of the Eligible Person’s termination of employment for any reason other than the foregoing, ninety (90) days after the termination of the Eligible Person’s employment, unless such person served as a director, in which case clause (b)(i) of this Section 6.5 shall apply.

6.6 Payment of Exercise Price.    The exercise price of an Option shall be paid in the form of one or more of the following, as the Committee shall specify, either through the terms of the Option Document or at the time of exercise of an Option: (a) cash or certified or cashiers’ check, (b) shares of capital stock of ManTech that have been held by the Participant for such period of time as the Committee may specify, (c) other property deemed acceptable by the Committee, (d) a reduction in the number of Shares or other property otherwise issuable pursuant to such Option, (e) payment under an arrangement with a broker acceptable to ManTech where payment is made pursuant to an irrevocable commitment by the broker to deliver to ManTech proceeds from the sale of the Shares issuable upon exercise of the Option, or (f) any combination of (a) through (e).

SECTION VII—INCENTIVE BONUSES

Each Incentive Bonus Award will confer upon the Eligible Person the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period established by the Committee.

7.1 Incentive Bonus Document.    Each Incentive Bonus Document shall contain provisions regarding (a) the minimum, target and maximum amount payable to the Participant as an Incentive Bonus, (b) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (c) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (f) forfeiture provisions and (g) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. The maximum amount payable as an Incentive Bonus may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Incentive Bonus Award granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall not exceed $4,000,000.

7.2 Performance Criteria.

    (a) The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus Award, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

Appendix A

    (b) Notwithstanding anything to the contrary herein, the following provisions shall apply for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m). The performance criteria shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 10.2) selected by the Committee and specified at the time the Incentive Bonus Award is granted. Any Incentive Bonus Award shall be made not later than 90 days after the start of the period for which the Incentive Bonus relates and shall be made prior to the completion of 25% of the period. The Committee may not increase the amount of cash or Shares that would otherwise be payable upon achievement of the Qualifying Performance Criteria but may reduce or eliminate the payments as provided in an Incentive Bonus Award. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof. An Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code section 162(m) may, in the Committee’s discretion or as provided in an Incentive Bonus Document, be paid without regard to the attainment of the Qualifying Performance Criteria only in the event of a Participant’s death or disability, or the actual occurrence of a change in control (each as determined by the Committee in accordance with the requirements of Code Section 162(m) or with such additional requirements as the Committee may choose to impose).

7.3 Timing and Form of Payment.    The Committee shall determine the timing of payment of any Incentive Bonus which shall generally be no later than March 15 of the following calendar year after the performance period. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event. An Incentive Bonus may be payable in Shares or in cash or other property, in each case as determined by the Committee. Any Incentive Bonus that is paid in cash or other property shall not affect the number of Shares otherwise available for issuance under this Plan.

7.4 Discretionary Adjustments.    Notwithstanding satisfaction of any performance goals, to the extent the Committee provides in the Incentive Bonus Document, the amount paid under an Incentive Bonus Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

SECTION VIII—RESTRICTED STOCK

Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or service as a director or performance conditions) and terms as the Committee deems appropriate.

8.1 Restricted Stock Document.    Each Restricted Stock Document shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payment for the Shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares, and (f) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Committee. The

Appendix A

Committee may provide for the award of Restricted Stock in exchange for a Participant’s waiver of a bonus or other compensation.

8.2 Sale Price.    Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Incentive Stock shall be sold or awarded to an Eligible Person, which may vary from time to time and among Eligible Persons and which may be below the fair market value of such Shares at the date of grant or issuance.

8.3 Share Vesting.    The grant, issuance, retention and/or vesting of Shares of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares of Restricted Stock subject to continued employment or service as a director, passage of time and/or such performance criteria as provided by the Committee. Unless otherwise determined by the Committee, Shares of Restricted Stock granted to employees shall vest in one-third (1/3) increments on the first, second and third anniversaries of the date the Restricted Stock is granted and Shares of Restricted Stock granted to directors shall vest fully on the first anniversary of the date the Restricted Stock is granted, provided that the Participant has provided continuous services to the Company through each applicable date, and subject to accelerated vesting on such events or conditions (including death, disability, or the actual occurrence of a change in control) as the Committee may provide for in its discretion. Notwithstanding anything to the contrary herein, any Restricted Stock that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be granted and administered in accordance with the requirements set forth in Section 7.2(b) above.

8.4 Discretionary Adjustments.    Notwithstanding satisfaction of any performance goals, to the extent provided at the time of grant, the number of Shares granted, issued, retainable and/or vested under a Restricted Stock Award on account of either financial performance or personal performance evaluations may be adjusted by the Committee on the basis of such further considerations as the Committee shall determine.

8.5 Termination of Employment or Service.    Upon a termination of employment with the Company by a Participant prior to the vesting of or the lapsing of restrictions on Restricted Stock, the Restricted Stock Awards granted to such Participant shall be subject to such procedures as determined by the Committee.

SECTION IX—STOCK APPRECIATION RIGHTS

The Committee may grant a Stock Appreciation Right or provide for the grant of an Stock Appreciation Right, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals or the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others.

9.1 Stock Appreciation Right Document.    Each Stock Appreciation Right Document shall contain provisions regarding (a) the number of Stock Appreciation Rights issued, (b) the term of the Stock Appreciation Right, (c) such terms and conditions on the vesting and/or exercisability of a Stock Appreciation Right as may be determined from time to time by the Committee, (d) restrictions on the

Appendix A

transfer of the Stock Appreciation Right and forfeiture provisions, and (e) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee.

9.2 Stock Appreciation Right Pricing.    The initial value per share of a Stock Appreciation Right granted under this Plan shall equal or exceed 100% of the fair market value for a Share on the date the Stock Appreciation Right is granted. A Stock Appreciation Right may not be amended to reduce the fair market value of a Share on the date of grant, except as provided in Section 11 and Section 12.

9.3 Stock Appreciation Right Term.    The Committee shall determine the “Term” of each Stock Appreciation Right granted under this Plan and the Term shall not exceed 8 years from the date of its grant.

9.4 Stock Appreciation Right Vesting.    Stock Appreciation Rights granted under this Plan shall become vested and/or exercisable at such time and in such installments during the period prior to the expiration of the Stock Appreciation Right’s Term as determined by the Committee. Unless the Committee provides otherwise, Stock Appreciation Rights shall vest in one-third (1/3) increments on the first, second and third anniversaries of the date the Stock Appreciation Right is granted, provided that the Participant is a director or employee of the Company on each applicable date, and subject to accelerated vesting on such events or conditions (including death, disability, or the actual occurrence of a change in control) as the Committee may provide for in its discretion. The Committee shall have the right to make the timing of the ability to exercise any Stock Appreciation Right granted under this Plan subject to continued service as a director or an employee, the passage of time and/or such performance requirements as deemed appropriate by the Committee.

9.5 Termination of Employment or Service.    Unless the Committee provides otherwise, the terms of any Stock Appreciation Right granted under this Plan shall provide (a) that if the Eligible Person to whom such Stock Appreciation Right was granted terminates employment for any reason other than death or disability, the Stock Appreciation Right shall not thereafter become exercisable to an extent greater than it could have been exercised on the date the Eligible Person terminates employment, and that on the death or disability of an Eligible Person the Stock Appreciation Right shall become fully exercisable; and (b) that the Stock Appreciation Right shall expire and cease to be exercisable upon the earlier of the expiration of the Stock Appreciation Right Term and (i) in the case of the Eligible Person’s termination of employment on account of death or disability or ceasing to serve as a director for any reason, the first anniversary of the termination of the Eligible Person’s employment, (ii) in the case of the Eligible Person’s termination of employment on account of a termination for cause, immediately upon the termination of the Eligible Person’s employment, and (iii) in the case of the Eligible Person’s termination of employment for any reason other than the foregoing, ninety (90) days after the termination of the Eligible Person’s employment, unless such person served as a director, in which case clause (b)(i) of this Section 9.5 shall apply.

9.6 Payment on Stock Appreciation Right.    Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Company the portion of the Stock Appreciation Rights so exercised and to receive in exchange from the Company an amount equal to the excess of (x) the fair market value on the date of exercise of the Shares covered by the surrendered portion of the Stock Appreciation Right over (y) the initial value of the surrendered portion of the Stock Appreciation Right. Such amount may be paid in cash or in

Appendix A

Shares, or a combination of both, as set forth in the Stock Appreciation Right Document or otherwise provided for in the Committee’s discretion. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

SECTION X—OTHER PROVISIONS APPLICABLE TO AWARDS

10.1 Transferability.    Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act, as such may be amended from time to time, or (b) in any transfer described in clause (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms.

10.2 Qualifying Performance Criteria.    For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business group, subsidiary, or other division, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings measures (including earnings per share and earnings before interest, taxes and/or amortization and/or depreciation), (c) stock price, (d) return on equity, (e) total stockholder return, (f) return on capital, (g) return on assets or net assets, (h) revenue (including revenue from direct labor, subcontractors or any other category), (i) income or net income, (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating margin or profit margin, (m) return on operating revenue, (n) market share, (o) contract win, renewal or extension, (p) days sales outstanding, (q) contract bookings, (r) cost control, (s) inter-company working authorizations, (t) cash management, (u) debt reduction, (v) customer satisfaction, (w) delivery schedule, (x) cycle-time improvement, (y) productivity, (z) quality, (aa) workforce diversity, (bb) comparisons to budget items, (cc) implementation or completion of specified projects or processes, (dd) employee turnover, (ee) forecast accuracy of any performance criteria, (ff) staff hiring, and/or (gg) completion of mergers or acquisitions. To the extent consistent with Code Section 162(m), the Committee shall have the right to appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for discontinued operations, reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Standards Codification 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in ManTech’s annual report to stockholders for the applicable year.

Appendix A

10.3 Dividends.    Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. No dividends or dividend equivalent amounts shall accrue or be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends, unless the Committee provides otherwise.

10.4 Documents Evidencing Awards.    The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent events. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of written or electronic agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards), or as are expressly set forth in the agreement or other document evidencing such Award. The terms of an Award may be contained in more than one document, and wherever reference is made in this Plan to an “Option Document,” or “Restricted Stock Document,” or other similar phrase, the reference shall include all of the separate documents that together may comprise the terms and conditions relating to the Award.

10.5 Tandem Stock or Cash Rights.    Either at the time an Award is granted or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash, or a combination thereof, the amount of which is determined by reference to the value of the Award.

10.6 Restricted Stock Units.    A “Restricted Stock Unit” is a bookkeeping entry representing an amount equivalent to the fair market value of one Share. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Committee. Restricted Stock Units may be granted in payment and satisfaction of Incentive Bonus Awards, and may be issued in lieu of any other Award that the Committee elects to be paid in the form of Restricted Stock Units. Unless provided otherwise by the Committee, settlement of Restricted Stock Units shall be made by issuance of Shares and shall occur within 60 days of the applicable vesting date or dates as set forth in the Restricted Stock Unit Document. The Committee may provide for Restricted Stock Units to be settled in cash (at the election of ManTech or the Participant, as specified by the Committee) and to be settled at such other times as it determines appropriate or as it permits a Participant to choose. The amount of Shares, or other settlement medium, to be so distributed may be increased by an interest factor or by dividend equivalents, which may be valued as if reinvested in Shares. Until a Restricted Stock Unit is settled, the number of Shares represented by a Restricted Stock Unit award shall be subject to adjustment pursuant to Section 11 and Section 12. To the extent that a Restricted Stock Unit is subject to Code Section 409A, the terms of the Restricted Stock Unit shall be set and administered to comply with the requirements of that section.

Appendix A

10.7 Additional Restrictions on Awards.    Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

10.8 Clawback.    Any Awards issued under the Plan shall be subject to recovery by the Company in accordance with the requirements of applicable law and the terms of any compensation recovery or clawback policy adopted by ManTech as in effect from time to time.

SECTION XI—CHANGES IN CAPITAL STRUCTURE

11.1 Corporate Actions Unimpaired.    The existence of outstanding Awards (including any Options) shall not affect in any way the right and power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Company or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (a) the issuance by the Company of shares of stock of any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (b) the payment of a dividend in property other than Shares, or (c) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Options or other Awards theretofore granted or the purchase price per Share, unless the Committee shall determine in its sole discretion that an adjustment is necessary to provide equitable treatment to a Participant.

11.2 Adjustments Upon Certain Events.    If the outstanding Shares or other securities of the Company, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, reorganization, merger, acquisition or combination or in the event of an extraordinary dividend paid in cash, debt or property, in each case as such events may be determined by the Committee to occur, the Committee shall appropriately and equitably adjust the number and kind of Shares or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities without changing the aggregate exercise or settlement price; provided, however, that such adjustment shall be made so as to not affect the status of any Award intended to qualify as an ISO or as “performance-based compensation” under Code Section 162(m) or as exempt from Code Section 409A.

Appendix A

SECTION XII—CORPORATE TRANSACTIONS

12.1 Assumption or Replacement of Awards by Successor.    In the event of (a) a dissolution or liquidation of ManTech, (b) a merger or consolidation in which ManTech is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of ManTech in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of ManTech or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which ManTech is the surviving corporation but after which the stockholders of ManTech immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with ManTech in such merger) cease to own their shares or other equity interest in ManTech, (d) the sale of substantially all of the assets of ManTech, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of ManTech by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of ManTech held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Subsection 12.1, such Awards (in the case of Options, to the extent not exercised prior to the date of such transaction and in the case of all other Awards, to the extent not fully vested and free from any restrictions prior to the date of such transaction) will expire on such transaction at such time and on such conditions as the Committee determines. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, but need not, provide in the terms of an Award for alternative treatment in connection with a transaction described in this Section 12 and/or provide that the vesting of any or all Awards granted pursuant to this Plan will accelerate in connection with a transaction described in this Section 12.

12.2 Other Treatment of Awards.    Subject to any greater rights granted to Participants under the foregoing provisions of this Section 12, in the event of the occurrence of any transaction described in Section 12.1 or as may be provided in any agreement between a Participant and the Company, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

12.3 Assumption of Awards by the Company.    The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted

Appendix A

appropriately pursuant to Code Sections 424(a) or 409A, as applicable). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price.

SECTION XIII—TAXES

13.1 Withholding Requirements.    The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant of any taxes that the Committee determines are required in connection with any Award granted under this Plan, and a Participant’s rights in any Award are subject to satisfaction of such conditions.

13.2 Payment of Withholding Taxes.    Notwithstanding the terms of Section 13.1, the Committee may provide in the agreement or other document evidencing an Award or otherwise that all or any portion of the taxes required to be withheld by the Company or, if permitted by the Committee, desired to be paid by the Participant, in connection with the exercise, vesting, settlement or transfer of any Award shall or may be paid by the Company withholding Shares otherwise issuable or subject to such Award, by the Participant delivering previously owned Shares, in each case having a fair market value equal to the amount required or elected to be withheld or paid, or by a broker selected or approved by the Company paying such amount pursuant to an irrevocable commitment by the broker to deliver to the Company proceeds from the sale of the Shares issuable under the Award. Any such election is subject to such conditions or procedures as may be established by the Committee and may be subject to approval by the Committee.

SECTION XIV—AMENDMENTS OR TERMINATION

The Board may amend, alter or discontinue this Plan or any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the anti-dilution adjustment provisions of Section 11 and the change of control provisions of Section 12, no such amendment shall, without the approval of the stockholders of ManTech materially increase the maximum number of Shares for which Awards may be granted under this Plan, expand the class of persons eligible to be Eligible Employees or Participants, or otherwise materially revise (within the meaning of applicable Nasdaq listing requirements) this Plan in any material respect.

The Board may amend, alter or discontinue this Plan or any agreement evidencing an Award made under this Plan, but no amendment or alteration shall be made which would impair the rights of any Award holder, without such holder’s consent, under any Award theretofore granted, provided that no such consent shall be required if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, this Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard; (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated; (iii) is deemed necessary to ensure that the Company may obtain any approval referred to in Section 15 of the Plan or to ensure that the grant or exercise of any Award or any other provision of this Plan satisfies requirements for an exemption under Section 16(b) of the Exchange Act or Code Sections 162(m), 280G, 409A, 422 or 4999; or (iv) is made pursuant to Sections 11 or 12 hereof.

Appendix A

SECTION XV—COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue, or deliver Shares under such Awards, shall be subject to all applicable federal, state and foreign laws, rules, and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. This Plan is intended to constitute an unfunded arrangement for a select group of the Company’s directors and management, or other key employees.

No Option shall be exercisable unless a registration statement with respect to the Option is effective or the Company has determined that such registration is unnecessary. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3 and to facilitate compliance with, and optimize the benefits from, Code Section 162(m) and Code Section 409A. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate relating to the qualification of ISOs under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect.

SECTION XVI—OPTION GRANTS AND AWARDS BY SUBSIDIARIES

In the case of a grant of an Option or other Award granted to any Eligible Person employed by a subsidiary, such grant may, if the Committee so directs, be implemented by ManTech issuing any subject Shares to the subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the subsidiary will transfer the Shares to the Participant in accordance with the terms of the Option or other Award specified by the Committee pursuant to the provisions of this Plan. Notwithstanding any other provision hereof, such Option or other Award may be issued by and in the name of the subsidiary and shall be deemed granted on such date as the Committee shall determine.

SECTION XVII—NO RIGHT TO COMPANY EMPLOYMENT OR SERVICE AS A DIRECTOR

Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or as a director of the Company or interfere in any way with the right of the Company to terminate an individual’s employment or service as a director at any time. The agreements or other documents evidencing Awards may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

Appendix A

SECTION XVIII—LIABILITY OF COMPANY

The Company shall not be liable to a Participant, an Eligible Person or other persons as to:

(a) The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and

(b) Tax Consequences. Any tax consequences of any Participant, Eligible Person or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

SECTION XIX—EFFECTIVENESS AND EXPIRATION OF PLAN

This Restatement of the Plan shall be effective as of May 12, 2011 if approved by shareholders of ManTech. No Awards shall be granted pursuant to this Plan more than ten (10) years after the effective date of this Plan.

SECTION XX—NON-EXCLUSIVITY OF PLAN

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of ManTech for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION XXI—GOVERNING LAW

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Commonwealth of Virginia and applicable federal law. Unless otherwise provided in the document or other agreement evidencing an Award, any dispute as to any Award shall be presented and determined exclusively in a state court in the Commonwealth of Virginia. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule, or regulation of similar effect or applicability.

MANTECH INTERNATIONAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 12, 2011

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned Stockholder of ManTech International Corporation hereby appoints George J. Pedersen and Jeffrey S. Brown, or either of them, his/her true and lawful agents and proxies, each with the full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of ManTech International Corporation to be held at The Hyatt Fair Lakes Circle, 12777 Fair Lakes Circle, Fairfax, Virginia 22033, on Thursday, May 12, 2011 at 11:00 a.m. (EDT).

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1, “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 2, FOR THE OPTION OF EVERY “3 YEARS” FOR THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 3, “FOR” THE APPROVAL OF THE MANAGEMENT INCENTIVE PLAN IN PROPOSAL 4 AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 5, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

MANTECH INTERNATIONAL CORPORATION

May 12, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.mantech.com/IR/SEC-Proxy.asp

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1, “FOR” IN PROPOSAL 2, FOR “3 YEARS”

IN PROPOSAL 3, “FOR” IN PROPOSAL 4 AND “FOR” IN PROPOSAL 5

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK

AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Proposal 1 - Election of Directors:	NOMINEES:	2.	Proposal 2 - Advisory vote on the compensation of the Company’s named executive officers
FOR ALL NOMINEES	George J. Pedersen
WITHHOLD AUTHORITY FOR ALL NOMINEES	Richard L. Armitage Mary K. Bush Barry G. Campbell Walter R. Fatzinger, Jr. David E. Jeremiah Richard J. Kerr Kenneth A. Minihan Stephen W. Porter	3.	Proposal 3 - Advisory vote on the frequency of holding an advisory vote on the compensation of the Company’s named executive officers	1 year	2 years	3 years	ABSTAIN
FOR ALL EXCEPT (See instructions below)		4.	Proposal 4 - Approval of the Management Incentive Plan, as amended and restated		FOR	AGAINST	ABSTAIN
		5.	Proposal 5 - Ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		FOR	AGAINST	ABSTAIN

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
		The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1, 2, 3, 4 and 5 are fully explained.

		PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.